UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒         Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Ecovyst Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ecoVyst™

Notice of Annual Meeting of Stockholders and

2022 PROXY STATEMENT

Successful Transformation: Pivoting to

Growing + **Greening**

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
April 29, 2022
Dear Stockholder:
We cordially invite you to attend our 2022 Annual Meeting of Stockholders on Thursday, May 26, 2022, at 9:00 a.m. (Eastern Time), to be conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/ECVT2022.
The proxy statement accompanying this letter describes the business we will consider at the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting online, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We hope that you will be able to join us on May 26th.
Sincerely,

Kurt J. Bitting
Director and Chief Executive Officer
2022 PROXY STATEMENT

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Ecovyst Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/ECVT2022 on Thursday, May 26, 2022, at 9 a.m. (Eastern Time) for the following purposes as further described in the proxy statement accompanying this notice:
•	To elect the four Class II director nominees specifically named in the proxy statement, each to serve for a term of three years.
•	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”).
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.
•	To consider any other business properly brought before the Annual Meeting.
Stockholders of record at the close of business on April 21, 2022 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
The Company has determined to again hold a virtual annual meeting in 2022 in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/ECVT2022. To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 9 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
By Order of the Board of Directors,

Joseph S. Koscinski
Secretary
Malvern, Pennsylvania
April 29, 2022
2022 PROXY STATEMENT

2022 PROXY STATEMENT

2022 PROXY STATEMENT

PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2022
9 a.m. (Eastern Time)
INTRODUCTION
This Proxy Statement provides information for stockholders of Ecovyst Inc. (“we,” “us,” “our,” “Ecovyst” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for use at the Company’s annual meeting of stockholders to be held as a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/ECVT2022 on Thursday, May 26, 2022 at 9 a.m. (Eastern Time), and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.	To elect the four Class II director nominees specifically named in this Proxy Statement, each to serve for a term of three years (Proposal 1).
2.	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”) (Proposal 2).
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 (Proposal 3).
4.	To consider any other business properly brought before the Annual Meeting.
This Proxy Statement, the proxy card and the Annual Report to stockholders for the fiscal year ended December 31, 2021 are being first mailed to stockholders on or about April 29, 2022.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON MAY 26, 2022: THIS PROXY STATEMENT, THE ANNUAL
REPORT AND THE FORM 10-K FOR FISCAL 2021 ARE AVAILABLE AT WWW.PROXYVOTE.COM.
2022 PROXY STATEMENT	1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Although we encourage you to read this Proxy Statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/ECVT2022 on May 26, 2022 at 9 a.m. (Eastern Time). Stockholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described herein.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•	the election of the four Class II director nominees specifically named in this Proxy Statement, each to serve for a term of three years;
•	an advisory vote on the say-on-pay proposal; and
•	the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.
We will also consider other business properly brought before the Annual Meeting.
Can I attend the Annual Meeting?
The Company has determined to again hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.
To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 9 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/ECVT2022. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
What shares can I vote?
You may vote all shares of Common Stock that you owned as of the close of business on the record date, April 21, 2022. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank, or other nominee. The proxy card will indicate the number of shares that you are entitled to vote.
As of April 21, 2022, there were 138,696,941 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting.
2	2022 PROXY STATEMENT

A list of stockholders will be available at our headquarters at Valleybrooke Corporate Center, 300 Lindenwood Drive, Malvern, Pennsylvania 19355 for a period of at least ten days prior to the Annual Meeting. A list of stockholders will also be available electronically on the virtual meeting website during the meeting.
What is the difference between being a stockholder of record and a beneficial owner of shares held in street name?
Many of our stockholders hold their shares through brokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner of shares held in street name.
Stockholder of record: If your shares are registered directly in your name with Ecovyst’s transfer agent, American Stock Transfer and Trust Company, LLC, you are the stockholder of record with respect to those shares and the proxy materials were sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.
Beneficial owner of shares held in street name: If your shares are held in a brokerage account or by a bank or other nominee, then you are the “beneficial owner of shares held in street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As a beneficial owner, you have the right to instruct the broker, bank or other nominee holding your shares how to vote your shares.
How do I vote?
There are four ways to vote:
•
By attending the Annual Meeting Online. During the Annual Meeting, you may vote online by following the instructions at http://www.virtualshareholdermeeting.com/ECVT2022. Have your proxy card or voting instruction form available when you access the virtual meeting webpage.

•
Online. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•
Phone. You may vote by proxy by calling the toll free number found on your proxy card. The availability of phone voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•	Mail. You may vote by proxy by filling out your proxy card and returning it in the envelope provided.
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the Annual Meeting online, we encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting.
Can I change my vote or revoke my proxy?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
By Attending the Annual Meeting Online. You may revoke your proxy and change your vote by attending the Annual Meeting online and voting electronically during the meeting. However, your attendance online at the Annual Meeting will not automatically revoke your proxy unless you properly vote electronically during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to Ecovyst’s Secretary at 300 Lindenwood Drive, Malvern, Pennsylvania 19355.

•	Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.

2022 PROXY STATEMENT	3

What happens if I do not instruct how my shares should be voted?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without giving specific instructions, then the persons named as proxy holders, Joseph S. Koscinski and William J. Sichko, Jr., will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
What are routine and non-routine proposals?
The following proposal is considered a routine matter:
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 (Proposal 3).
A broker, bank or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
The following proposals are considered non-routine matters:
•	Election of directors (Proposal 1); and
•	Advisory vote on the say-on-pay proposal (Proposal 2).
If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 2.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, online or by proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.
What vote is required to approve each proposal?
Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.
Proposal 2: Advisory vote on the say-on-pay proposal. Generally, approval of any matter presented to stockholders (other than the election of directors) requires the affirmative vote of a majority of the votes cast on the matter. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.
Proposal 3: Ratification of PwC. The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.
What effect will broker non-votes and abstentions have?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1 and 2. No broker non-votes are expected in connection with Proposal 3.
4	2022 PROXY STATEMENT

Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the proxy card and the Annual Report, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call us at (484) 617-1200 or send an email to InvestorRelations@ecovyst.com.
2022 PROXY STATEMENT	5

BOARD OF DIRECTORS
PROPOSAL 1
ELECTION OF DIRECTORS
Ecovyst has a classified Board currently consisting of five directors with terms expiring in 2022 (Class II), five directors with terms expiring in 2023 (Class III) and four directors with terms expiring in 2024 (Class I). At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. Robert Coxon, Mark McFadden, Susan F. Ward, Bryan K. Brown, and Christopher Behrens are the Class II directors whose terms expire at the Annual Meeting. Mr. Behrens will not stand for re-election following the expiration of his term. Our Board has nominated, and stockholders are being asked to re-elect, Ms. Ward and Messrs. Coxon, McFadden, and Brown for three-year terms expiring at our 2025 annual meeting of stockholders. If elected, the nominees will each hold office until our 2025 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the above nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.
All of our nominees have served previously on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
The Board recommends a vote FOR the election of each of the director nominees.
The following table sets forth the name, age and class, as of April 29, 2022, of individuals who currently serve as directors on our Board.
Name	Age	Position	Class
Kevin M. Fogarty	56	Chairman	Class I
Greg Brenneman	60	Director	Class I
Jonny Ginns	48	Director	Class I
Kyle Vann	74	Director	Class I
Robert Coxon	74	Director	Class II
Mark McFadden	44	Director	Class II
Susan F. Ward	61	Director	Class II
Christopher Behrens	61	Director	Class II
Bryan K. Brown	54	Director	Class II
Kurt J. Bitting	46	Director and CEO	Class III
David A. Bradley	51	Director	Class III
Martin Craighead	62	Director	Class III
Andrew Currie	66	Director	Class III
Timothy Walsh	58	Lead Independent Director	Class III
6	2022 PROXY STATEMENT

Class II – Directors with Terms Expiring in 2022

ROBERT COXON Age: 74 Independent Director
Robert Coxon has served on our Board since 2007. Mr. Coxon was previously a Senior Advisor to The Carlyle Group, assisting buyout teams in Europe, the United States, the Middle East and Asia until 2013. In that role, he advised Carlyle in making and managing investments in the chemicals sector and was based in London. Prior to joining Carlyle, Mr. Coxon was the Senior Vice President of ICI and the Chief Executive Officer of Synetix, a leading global catalyst company. From 2003 until 2017, Mr. Coxon served as the Chairman of the UK Center for Process Innovation, an international research center in printable electronics, bio-processing and low carbon energy. Because of his extensive experience in the chemicals sector, we believe Mr. Coxon is well qualified to serve on our Board.

MARK MCFADDEN Age: 44 Independent Director
Mark McFadden has served on our Board since 2016. Mr. McFadden is a Co-Managing Partner of CCMP Capital Advisors LP (“CCMP”) and member of its Investment Committee. At CCMP, Mr. McFadden focuses on making investments in the industrial sector. Prior to joining CCMP upon its formation in August 2006, Mr. McFadden was with J.P. Morgan Partners, LLC between 2002 and 2006. Prior to that, Mr. McFadden was an investment banking analyst at Credit Suisse First Boston and Bowles Hollowell Conner. Since 2017, he has served on the Board of Directors of Hayward Group, Inc., and currently is a member of its Compensation and Audit Committees. From 2012 until 2018, Mr. McFadden served on the board of Milacron Holdings Corp. Because of his extensive experience in the industrial sector and his significant experience in, and knowledge of, corporate finance and strategic development, we believe Mr. McFadden is well qualified to serve on our Board.

SUSAN F. WARD Age: 61 Independent Director
Susan F. Ward has served on our Board since 2020. A respected accounting professional, Ms. Ward spent 27 years serving in a variety of roles at United Parcel Service, Inc., most recently as its Chief Accounting Officer from 2015 until her retirement in 2019. Prior to her tenure at UPS, Ms. Ward spent 10 years at Ernst & Young in Assurance Services. Ms. Ward has served on the board of Saia, Inc. since 2019 and currently serves as the chairperson of its Audit Committee. In 2021, she was appointed as a member of the Board of Amex Global Business Travel and also serves as chairperson of its Audit Committee. She was elected to serve as a member of the Company’s Board of Directors as a result of her years of experience as a senior financial executive of a multi-national business, as well as her public accounting experience.

2022 PROXY STATEMENT	7

CHRISTOPHER BEHRENS Age: 61 Independent Director
Christopher Behrens has served on our Board since 2019. Mr. Behrens is a Senior Advisor at CCMP and from August 2006 until December 2019 he was a Managing Director and member of the firm’s Investment Committee. Mr. Behrens has extensive experience investing in a number of industries, including the energy, industrial and distribution sectors. Prior to joining CCMP upon its formation in August 2006, Mr. Behrens was with J.P. Morgan Partners, LLC and its predecessors from 1988 until 2006. Prior to that, he was in the Investment Banking group of The Chase Manhattan Corporation. Mr. Behrens previously served as a member of the board of directors of Chaparral Energy, Inc. from 2010 until 2017 and as a member of our Board from 2014 until 2017. Because of his past service on our Board and his extensive experience in the energy, industrial and distribution sectors, we believe Mr. Behrens is well qualified to serve on our Board.

BRYAN K. BROWN Age: 54 Independent Director
Bryan K. Brown has served on our Board since April 2022. Mr. Brown has served as a partner at Jones Day in its Financial Markets – Capital Markets practice since 2019. Prior to joining Jones Day, Mr. Brown served as a partner at Reed Smith from November 2013 to April 2019, at Thompson Knight from March 2012 to November 2013, and Porter Hedges from May 1998 to February 2012. Mr. Brown currently serves as a member of the board of advisors of the College of Business at Sam Houston University and The John Cooper School, where he is a member of the Audit Committee. Prior to entering private practice, Mr. Brown worked at the Division of Corporate Finance at the U.S. Securities and Exchange Commission. Mr. Brown is an active member of the National Association of Corporate Directors (“NACD”), and is NACD Directorship Certfied™. Because of his extensive experience advising public companies and his extensive leadership experience, we believe that Mr. Brown is well qualified to serve on our Board.

8	2022 PROXY STATEMENT

Class III – Directors with Terms Expiring in 2023

MARTIN CRAIGHEAD Age: 62 Independent Director
Martin Craighead has served on our Board since 2017. Mr. Craighead served as the Chief Executive Officer of Baker Hughes Incorporated, a supplier of oilfield services, from 2012 to 2017. He has also served as Chairman of the board of directors of Baker Hughes Incorporated from 2013 to 2017 and was a member of their board of directors from 2011 until 2017. From 2017 until May 2019, Mr. Craighead served on the board of Baker Hughes, a GE company, following the combination of Baker Hughes with GE’s oil and gas business. Mr. Craighead currently serves on the boards of directors of Texas Instruments Inc., where he is a member of its Compensation Committee, and Emerson Electric Company, where he is a member of its Compensation and Corporate Governance and Nominating Committees. He first joined Baker Hughes Incorporated in 1986 and was its Chief Operating Officer from 2009 to 2012 and Group President of drilling and evaluation from 2007 to 2009. He also served as President of INTEQ from 2005 to 2007 and President of Baker Atlas from February 2005 to August 2005. Because of his industry expertise in the energy sector and extensive management experience, we believe Mr. Craighead is well qualified to serve on our Board.

ANDREW CURRIE Age: 66 Independent Director
Andrew Currie has served on our Board since 2008. Mr. Currie has been a director of INEOS Group, an affiliate of INEOS Limited (“INEOS”), since 1999, a partner of INEOS since 2000 and a director of INEOS AG since March 2010 when the ownership of the INEOS business was transferred to Switzerland. He was previously a Managing Director of Laporte Performance Chemicals, having served as a director of the Inspec Group from 1994 until the Laporte acquisition of Inspec in 1998. Mr. Currie spent the first 15 years of his career with BP Chemicals in various technical and business management functions. Because of his experience in the chemicals sector and his significant core business skills, including financial and strategic planning, we believe Mr. Currie is well qualified to serve on our Board.

KURT J. BITTING Age: 46 Director and Chief Executive Officer
Kurt J. Bitting has served on our Board since April 2022. Mr. Bitting became our Chief Executive Officer in April 2022. Prior to that, he served as Vice President and President—Ecoservices (formerly Refining Services) beginning in March 2019. From September 2017 until February 2019, Mr. Bitting served as Vice President of Eco Services. Between May 2016 and August 2017, he was Business Director in the Eco Services business. Mr. Bitting also previously held management positions at Kinder Morgan, Inc., Sprint Corporation, Solvay USA Inc. and Eco Services Operations LLC. Mr. Bitting began his career in the U.S. Army where he served as a Company Commander in the 10th Mountain Division. Mr. Bitting was elected to serve as a member of the Board due to his extensive management and leadership experience.

2022 PROXY STATEMENT	9

DAVID A. BRADLEY Age: 51 Independent Director
David A. Bradley has served on our Board since April 2022. Since March 2019, Mr. Bradley has served as the President and Chief Executive Officer of SI Group. Prior to joining SI Group, Mr. Bradley served as President and CEO of Nexo Solutions since 2011. Prior to that, Mr. Bradley spent seven years at Kraton Corporation, where held several executive positions, including Chief Operating Officer, Vice President of Global Operations, and Vice President of Business Transformation. Because of his extensive experience in the chemicals sector and his extensive management and leadership experience, we believe Mr. Bradley is well qualified to serve on our Board.

TIMOTHY WALSH Age: 58 Lead Independent Director
Timothy Walsh has served on our Board since 2014. Mr. Walsh is a Managing Director of CCMP and is a member of the firm’s Investment Committee. Mr. Walsh focuses on making investments in the industrial sector. Prior to joining CCMP upon its formation in August 2006, Mr. Walsh was with J.P. Morgan Partners, LLC and its predecessors from 1993 until 2006. Prior to that, Mr. Walsh worked on various industry-focused client teams within The Chase Manhattan Corporation. Since 2017, Mr. Walsh has served on the Board of Directors of Hayward Group, Inc. and currently serves on its Nominating and Corporate Governance Committee. Mr. Walsh previously served on the boards of directors of Milacron Holdings Corp. from 2012 until 2019 and Generac Holdings Inc. from 2006 until 2016. Because of his knowledge of the industrial sector and his extensive experience in business and finance, we believe Mr. Walsh is well qualified to serve on our Board.

Class I – Directors with Terms Expiring in 2024

KEVIN M. FOGARTY Age: 56 Chairman and Independent Director
Kevin M. Fogarty became a director and our Chairman in April 2022. Until March 2022, Mr. Fogarty served as Kraton Corporation’s President and Chief Executive Officer, beginning in January 2008, and as a member of Kraton Corporation’s board of directors, beginning in September 2009. From May 2005 to December 2007 he served as Kraton Corporation’s Executive Vice President of Global Sales and Marketing. From May 2004 to April 2005, Mr. Fogarty served as President, Polymers and Resins, of Invista. From 1991 to April 2004, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies. Mr. Fogarty serves on the boards of directors of P.H. Glatfelter Company and Curculus, Inc., and the American Chemistry Council. Because of his extensive experience in the chemicals sector and his extensive management and leadership experience, we believe Mr. Fogarty is well qualified to serve on our Board.

10	2022 PROXY STATEMENT

GREG BRENNEMAN Age: 60 Independent Director
Greg Brenneman has served on our Board since 2014. Mr. Brenneman is the Executive Chairman of CCMP and is a member of the firm’s Investment Committee. Prior to joining CCMP in October 2008, Mr. Brenneman served as the Chief Executive Officer of QCE Holdings LLC (“Quiznos”), a U.S. quick service restaurant chain, from January 2007 until September 2008 and as the President of Quiznos from January 2007 until November 2007. He also served as the Executive Chairman from 2008 to 2009. Prior to joining Quiznos, Mr. Brenneman was the Chairman and Chief Executive Officer of Burger King Corporation from 2004 to 2006. Prior to joining Burger King, Mr. Brenneman was named the President and Chief Executive Officer of PwC Consulting in June 2002. Mr. Brenneman joined Continental Airlines in 1995 as the President and Chief Operating Officer and as a member of its board of directors. In 1994, Mr. Brenneman founded Turnworks, Inc., his personal investment firm that focuses on corporate turnarounds. Prior to founding Turnworks, Mr. Brenneman was a Vice President for Bain and Company. Mr. Brenneman currently serves on the boards of directors of The Home Depot, Inc., Baker Hughes, a GE Company and Hayward Group, Inc. Mr. Brenneman previously served on the boards of directors of Milacron Holdings Corp. from 2012 until 2017. Because of his leadership and business experience and extensive experience serving as a public company director, we believe Mr. Brenneman is well qualified to serve on our Board.

JONNY GINNS Age: 48 Independent Director
Jonny Ginns has served on our Board since 2010. Mr. Ginns joined INEOS in 2006 as the Group General Counsel, having worked as an external lawyer for a number of years before that. He has experience across a wide range of fields, including mergers & acquisitions, disposals, joint ventures, litigation, finance and employee benefits, and acts as a director for a number of INEOS entities. Because of his significant core business skills, including financial and strategic planning, we believe Mr. Ginns is well qualified to serve on our Board.

KYLE VANN Age: 74 Independent Director
Kyle Vann has served on our Board since 2014. Mr. Vann has provided consulting services to Entergy Corporation since 2005. He served for 25 years in various senior leadership positions at Koch Industries, including as the Chief Executive Officer of Entergy-Koch LP, a joint venture between Koch Industries and Entergy Corporation. Before joining Koch Industries, Mr. Vann worked at Humble Oil and Refining Company (which later became part of Exxon) as a refinery engineer. Mr. Vann currently serves on the board of directors of EnLink Midstream, LLC. From 2006 to 2019, he served on the boards of EnLink Midstream Partners LP. and Legacy Reserves LP. Because of his extensive experience in exploration and production, midstream, energy services and trading, we believe Mr. Vann is well qualified to serve on our Board.

2022 PROXY STATEMENT	11

DIRECTOR COMPENSATION
Director Compensation
In accordance with our non-employee director compensation policy, which has been in place since the time of our initial public offering, each of our non-employee directors who is not an employee of CCMP or INEOS is compensated as follows:
•	Each eligible non-employee director receives an annual cash retainer of $50,000.
•	The chairperson of the audit committee receives an additional annual cash retainer of $20,000.
•	The chairperson of each other committee, to the extent eligible for compensation under the policy, receives an additional annual cash retainer of $15,000.
•
Each eligible non-employee director receives an annual equity grant in the form of restricted stock units with a grant date fair value of $200,000. The terms of each such award are set forth in an award agreement between each director and us, which generally provides for vesting after one year of continued service as a director or upon an earlier occurrence of a change in control.

All cash and equity awards granted under the non-employee director compensation policy are granted under, and subject to the limits of, the Ecovyst Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”). Annual retainers are paid quarterly in arrears.
In 2021 we did not pay any additional remuneration for director service to any of our directors who were either our officers or who were employees of CCMP or INEOS. However, all directors were reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our Board or committees thereof.
On January 18, 2021, the Company granted to each of Ms. Ward and Messrs. Coxon, Craighead and Vann, 12,995 restricted stock units. Each award vests subject to the continued service of the director through January 5, 2022 (or upon an earlier occurrence of a change in control).
Mr. Chariag left the Company and the Board on April 25, 2022, and Mr. Fogarty joined the Board as a director and Chairman effective April 27, 2022. In connection with Mr. Fogarty’s joining the Board and serving as Chairman, the Board agreed to offer him the standard director pay package outlined above, plus a $250,000 fee differential for his service as Chairman. The fee differential will be paid in the form of an additional annual cash retainer of $50,000 and restricted stock units with a grant date fair value of $200,000. As is the case with the restricted stock units granted to non-employee directors, the restricted stock units which constitute the differential will provide for vesting after one year of continued service as director or upon an earlier occurrence of a change in control.
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines applicable to our executive officers and our non-employee directors, each of our non-employee directors is expected to have ownership of Company stock in an amount equal to at least $625,000. Non-employee directors subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares they acquire upon the vesting or exercise of equity-based awards (on an after-tax basis). Non-employee directors who do not receive compensation for their service on the Board are not subject to these guidelines.
12	2022 PROXY STATEMENT

The following table summarizes the ownership of our Common Stock as of December 31, 2021 by our directors who were serving on our Board as of December 31, 2021 and who are subject to our stock ownership guidelines:
Name	Ownership Requirement	Ownership(1)
Robert Coxon	$625,000	2.02x
Martin S. Craighead	$625,000	1.44x
Kyle Vann	$625,000	2.66x
Susan F. Ward(2)	$625,000	0.48x
(1)
In accordance with our stock ownership guidelines, ownership amounts have been determined based on a share price of $10.95, which is the average closing price of our Common Stock on the New York Stock Exchange over the 90-day trading period prior to December 31, 2021.

(2)	Ms. Ward joined our Board on June 1, 2020.
Director Compensation Table
The following table sets forth certain information with respect to cash compensation and stock awards granted to our non-employee directors in 2021. Directors who are employees of CCMP or INEOS do not receive compensation. Messrs. Bitting, Brown, Bradley, and Fogarty joined our Board in April 2022. Mr. Chariag did not receive compensation in respect of his service on our Board in 2021. The compensation that he received in his capacity as an executive officer of the Company is reported in the Summary Compensation Table below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Christopher Behrens	—	—	—	—	—
Greg Brenneman	—	—	—	—	—
Robert Coxon	65,000	199,993	—	21,614	286,607
Martin S. Craighead	50,000	199,993	—	21,614	271,607
Andy Currie	—	—	—	—	—
Jonny Ginns	—	—	—	—	—
Mark McFadden	—	—	—	—	—
Kyle Vann	50,000	199,993	—	21,614	271,607
Susan F. Ward	70,000	199,993	—	26,159	296,152
Timothy Walsh	—	—	—	—	—
(1)
As described above, Mr. Coxon and Ms. Ward received an additional annual retainer for their services as committee chairs. Mr. Coxon served as the chair of the Health, Safety, Environment and Security Committee and received an additional retainer of $15,000 for such service, and Ms. Ward served as chair of the Audit Committee and received an additional retainer of $20,000 for such service.

(2)
As required by Securities and Exchange Commission (“SEC”) rules, amounts shown present the aggregate grant date fair value of restricted stock unit awards granted to our non-employee directors during 2021, calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2021.

(3)
As of December 31, 2021, Mr. Coxon held 25,476 outstanding unvested restricted shares subject to performance vesting; and the following directors held outstanding unvested restricted stock units: Mr. Coxon, 12,995; Mr. Craighead, 12,995; Mr. Vann, 12,995 and Ms. Ward, 12,995. The Board declared a special cash dividend of $3.20 per share on August 4, 2021. Pursuant to the 2017 Plan, the Board is authorized to make an equitable adjustment to the terms of any outstanding equity awards which might be impacted by changes in the Company’s capital structure, including payment of an extraordinary dividend. In connection with the special dividend, the Board determined to pay a dividend equivalent equal to the special cash dividend to holders of outstanding equity awards as the underlying shares subject of those awards vest. To the extent those dividend equivalent payments are paid to directors, they will be reported as cash compensation in the year they are received.

(4)
Amounts represent dividend equivalents received by the directors upon the vesting of their outstanding restricted stock units in 2021, related to the Board’s declaration of a special dividend of $1.80 per share in December 2020 in connection with the sale of the Performance Materials business.

2022 PROXY STATEMENT	13

CORPORATE GOVERNANCE
General Governance Framework
The framework for the governance of our Company is set forth in our Second Restated Certificate of Incorporation (as amended and corrected), our Second Amended and Restated Bylaws, the charters of the Committees of our Board and our Corporate Governance Guidelines.
Our Corporate Governance Guidelines set forth a series of governance practices that we believe promote effective oversight of the Company. Among other things, these guidelines provide for:
•
the criteria for membership on the Board, including the requirement for the independence of directors as required by the standards of the New York Stock Exchange and the desirable skills that members of the Board should possess;

•
the compensation to be paid to Board members and the requirement that a portion of Board Members’ compensation be in the form of Company stock or stock-based instruments in order to align with the interests of stockholders;

•	regular meetings of non-management directors;
•	access by the Board to members of management and to outside advisers, as appropriate; and
•	the Board’s evaluation of its performance on an annual basis.
The Board also has adopted a Code of Conduct that applies to the Board and all employees of the Company and a Code of Ethics for Senior Executive and Financial Officers, both of which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. In accordance with SEC rules, we intend to disclose any future amendments (other than any technical, administrative, or non-substantive amendment) to, or waivers from, the codes applicable to the Company's Senior Executive and Financial Officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC. Additional information regarding these and other governance guidelines and practices is set forth below, and the documents referred to in this General Governance Framework are available on the Management and Governance section of our Investor Relations website at https://investor.ecovyst.com.
Board Structure, Meetings and Executive Sessions
Our Board currently consists of 14 members, with Mr. Fogarty serving as Chairman of the Board and Mr. Walsh as Lead Independent Director, and will consist of 13 members following our Annual Meeting. Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. During 2021, the Board held seven meetings and also approved certain actions by unanimous written consent. During 2021, each director except for Mr. Currie attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. We encourage, but do not require, our directors to attend annual meetings of stockholders.
Consistent with our Corporate Governance Guidelines, our Board and its committees are afforded access to such of our employees as the Board deems necessary to effectively oversee the management of the Company. At each of our regularly scheduled Board meetings, our business unit Presidents, our Chief Financial Officer, our Vice President of Health, Safety, Environment and Sustainability, our Vice President of Technology and Business Development, our Chief Administrative Officer (who oversees human resources matters) and our General Counsel, are available to and regularly provide our Board and its committees with information regarding their respective businesses and functions and the Board members have the opportunity to pose questions to such executives. As applicable, members of the executive management team and other employees of the Company (including, but not limited to, our Director of Internal Audit, our Treasurer, our Controller and our Vice President of Tax) also attend meetings of the Board committees and provide information to such committees regarding their respective functions.
14	2022 PROXY STATEMENT

Also consistent with our Corporate Governance Guidelines, the Board and its committees have the opportunity to engage outside advisers to provide such advice as the Board or its committees requires to effectively oversee the management of the Company.
Periodically throughout the year, the non-employee and independent directors meet in executive session without members of management present. These meetings allow such directors to discuss issues of importance to the Company, including the business and affairs of the Company and matters concerning management, without any member of management present. Mr. Walsh, in his capacity as Lead Independent Director, presides over all such meetings of non-employee and independent directors. During 2021, the non-employee and independent directors met without management present on three occasions.
Committees and Committee Composition
During fiscal 2021, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environment and Security Committee. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. Consistent with our Corporate Governance Guidelines, the Board takes into consideration the particular skills of Board members when appointing members to each standing committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
The chairpersons of the standing Board committees regularly provide reports to the full Board regarding the topics of discussions of their respective committee meetings and actions taken at such committee meetings.
The table below provides information about the membership of our standing Board committees during fiscal 2021:
Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Security
Susan Ward	*
Jonny Ginns				X
Timothy Walsh		*
Andrew Currie		X	X
Greg Brenneman			*
Martin Craighead			X	X
Kyle Vann	X	X
Robert Coxon	X			*
Number of meetings during fiscal 2021	8	3	2	2
*	Committee Chairperson
Audit Committee — The Audit Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Audit Committee’s duties and responsibilities are to:
•
appoint or replace, compensate and oversee the Company’s independent auditors, who will report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•
pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions that are approved by the Audit Committee prior to the completion of the audit;

2022 PROXY STATEMENT	15

•
review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements;

•
discuss with management and the outside auditors any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles;

•
review and discuss with management our legal, regulatory and compliance programs, including procedures and practices relating to compliance with applicable anti-corruption and anti-bribery laws and swaps transactions; and

•	review and discuss with management and the independent auditor any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.
The members of our Audit Committee currently are Susan Ward, Robert Coxon and Kyle Vann, with Ms. Ward serving as chairperson of the committee. Our Board has determined that Ms. Ward and Messrs. Coxon and Vann each meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the governance and listing standards of the New York Stock Exchange. All of the members of the Audit Committee are financially literate and Ms. Ward is also considered an “audit committee financial expert” within the meaning of the applicable rules of the Securities and Exchange Commission.
Compensation Committee — The Compensation Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Compensation Committee’s duties and responsibilities are to:
•
review the Company’s overall compensation strategy, including base salary, incentive compensation and equity-based grants, to provide for appropriate rewards and incentives for the Company’s management and employees;

•	review and approve corporate goals and objectives relevant to our Chief Executive Officer and other executive officer compensation;
•	evaluate the performance of our Chief Executive Officer and other executive officers in light of those goals and objectives;
•	determine and approve the compensation of the Chief Executive Officer and other executive officers of the Company; and
•	administer the Company’s equity-based plans and management incentive compensation plans and grant awards under such plans.
The Compensation Committee currently consists of Timothy Walsh, Andrew Currie and Kyle Vann, with Mr. Walsh serving as the chairperson of the committee. Our Board has determined that each member of the Compensation Committee meets the independence requirements under the governance and listing standards of the New York Stock Exchange.
Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Nominating and Corporate Governance Committee’s duties and responsibilities are to:
•
identify individuals qualified to become Board members, receive nominations for such qualified individuals, recommend director nominees to the Board and recommend qualified individuals to serve as committee members on the various Board committees;

•	review our Corporate Governance Guidelines at least on an annual basis and recommend changes as necessary;
•
articulate to the directors what service on the Board entails, including reference to our Corporate Governance Guidelines and the basic responsibilities of directors with respect to attendance at Board meetings and advance review of meeting materials;

•	review the Company’s practices and policies regarding Board size, retirement requirements and service of non-employee directors;
16	2022 PROXY STATEMENT

•	recommend to the Board and its committees the processes for annual evaluations of the Board and its committees;
•	oversee the Company’s ethics and compliance functions, including our Code of Conduct and Code of Ethics for Senior Executives and Financial Officers;
•	oversee Company policies with respect to significant issues of corporate public responsibility, including political contributions; and
•	review and approve all related party transactions to the extent such transactions are required to be disclosed in any public filings made by the Company pursuant to Item 404 of Regulation S-K.
The Nominating and Corporate Governance Committee currently consists of Greg Brenneman, Andrew Currie and Martin Craighead, with Mr. Brenneman serving as the chairperson of the committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the governance and listing standards of the New York Stock Exchange.
Health, Safety, Environment and Security Committee — The Health, Safety, Environment and Security Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance.” Among other matters, the Health, Safety, Environment and Security Committee’s duties and responsibilities are to:
•	review the Company’s health, safety, environmental, security and sustainability policies, initiatives and performance;
•	review management systems designed to ensure compliance with applicable laws, regulations and Company standards with respect to health, safety, environmental, security and sustainability matters;
•	review and provide input to the Company on the management of current and emerging health, safety, environmental, security and sustainability issues; and
•	to review the organization’s progress and performance in achieving goals, targets and objectives with respect to health, safety, environment, security and sustainability.
The Health, Safety, Environment and Security Committee currently consists of Robert Coxon, Jonny Ginns and Martin Craighead, with Mr. Coxon serving as chairperson of the committee.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. Mr. Walsh is employed by CCMP and Mr. Currie is employed by INEOS. For additional information regarding transactions between CCMP and its affiliates and us and between INEOS and its affiliates and us, see “Transactions with Related Persons.”
Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Ecovyst. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Ecovyst. The Board believes that evaluating the executive team’s management of the various risks confronting Ecovyst is one of its most important areas of oversight.
In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management.
2022 PROXY STATEMENT	17

In connection with risk oversight, Board committees assist with the review, assessment and oversight of the Company’s risk management efforts. The chart below sets forth some examples of the roles Board committees play in risk oversight:
Committee	Risk Oversight Areas
Audit Committee
• The design adequacy and effectiveness of our internal controls
• Review of our earnings releases and quarterly and annual report filings with the Securities and Exchange Commission
• Reviews the Company’s enterprise risk management program and oversees the implementation of risk mitigations measures
• Oversees the integrity of the Company’s information technology systems and the adequacy of security measures taken to protect such systems

Compensation Committee
• Whether the Company’s compensation policies and practices provides appropriate incentives to management
• Whether the Company’s compensation policies and practices encourage undue or inappropriate risk taking by management
• Applying, if necessary, the clawback provisions of the 2017 Plan in the event of wrongdoing by members of management who have received incentive awards under the 2017 Plan
• Adminstration and oversight of stock ownership requirement for directors and executive officers
• Establishment of CEO and other executive officer compensation based on performance reviews

Nominating and Corporate Governance Committee	• Compliance with ethical requirements, including avoidance of conflicts of interest • Corporate public responsibility, including political contributions
Health, Safety, Environment and Security Committee
• Oversight of the Company’s programs and procedures to manage and mitigate HSES risks
• Ensuring that management recognizes and addresses emerging HSES issues and regulations
• Ensuring the Company conducts appropriate internal and external HSES auditing programs, assesses the results of such audits and implements corrective action for issues identified in such audits

Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
Board Independence
Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the New York Stock Exchange and Securities and Exchange Commission rules. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange. Our Board evaluates any relationships between each director or nominee and Ecovyst and makes an affirmative determination whether or not such director or nominee is independent. As a result of this review, our Board has affirmatively determined that each current member of our Board, with the exception of Mr. Bitting, our Chief Executive Officer, is independent under the corporate governance listing standards of the New York Stock Exchange.
18	2022 PROXY STATEMENT

Diversity and Board Expertise
We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.
Our Board currently is comprised of 14 members, and we believe their ages, experiences, gender and ethic diversities and skills collectively bring a broad range of outlooks and talents to their services to the Company. For example, three of our directors – or 21% of the Board – bring gender or ethnic diversity to the Board. The illustrations below show the make-up of our Board based on age, Board tenure, independence, and gender and ethnic diversity.

AGE
MEDIAN AGE – 59
74
74
66
62
61
61
60
58
56
54
51
48
46
44
0
20
40
60
80

INDEPENDENCE
Independent
Not Independent
1
13

GENDER, RACIAL AND ETHNIC DIVERSITY
Female
Ethnic Diversity
Racial Diversity
White
1
1
1
11

LENGTH OF TENURE
MEDIAN TENURE – 5.5 YEARS
Less than 5 Years
5-10 Years
10+ years
3
6
5

2022 PROXY STATEMENT	19

We also strive to recruit and retain qualified directors who bring a diversity of thought and experience to our Board. The chart below shows certain of the various skills and experiences that our Board believes are important to the oversight of the Company and the number of Board members who bring such skill or experience to the Board.

Board and Committee Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. In addition, the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings. The Board and each committee of the Board conducts such performance reviews on an annual basis.
Director Nominations
Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee
Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee may receive suggestions for new directors from a number of sources, including Board members and our President and Chief Executive Officer, and may also, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stakeholders. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical and other information contained in this Proxy Statement.
20	2022 PROXY STATEMENT

Procedures for Recommendation of Director Nominees by Stockholders
The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with our Bylaws. Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.2 of our Bylaws. Recommendations should be sent to c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
Board Leadership Structure
Under our Corporate Governance Guidelines, our Board may select a Chairperson at any time. In prior years, the roles of Chairman and Chief Executive Officer were combined. The Board has decided to decouple these positions, and therefore the Company’s Chief Executive Officer no longer serves as Chairman. Instead, a non-employee director will serve as Chairman. The Board elected Mr. Fogarty as our Board Chairman in April 2022. The Board has also named Timothy Walsh as Lead Independent Director. In this role, Mr. Walsh has the power to call meetings of the independent directors and to preside over such meetings. The Board believes that the appointment of a non-employee Chairman and a Lead Independent Director, as well as the exercise of key Board oversight responsibilities by independent directors, is currently in the best interest of our stockholders.
Classified Board Structure
Since our initial public offering, we have maintained a classified board structure in which directors are divided into three classes and one class is elected each year to serve a three-year term. The Board believes that this classified board structure promotes continuity and stability of strategy, encourages a long-term perspective by Company management, because a majority of directors will always have experience as directors of the Company, and facilitates the ability of the Board to focus on creating long-term stockholder value.
Succession Planning
The Chief Executive Officer reviews succession planning and management development with the Board and the Nominating and Corporate Governance Committee on an annual basis. This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency or retirement.
Majority Voting Guidelines
Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Board shall determine whether or not to accept such resignation within a period of 120 days following the stockholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and the reasons for doing so.
Policies Relating to Directors and Service
It is our policy that a director, other than the Chief Executive Officer, who is also an employee of the Company, shall offer his or her resignation from the Board to the Nominating and Corporate Governance Committee at the same time he or she retires or resigns from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Nominating and
2022 PROXY STATEMENT	21

Corporate Governance Committee or the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.
The Board also believes that each director should advise the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve as a member on another board of directors. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Nominating and Corporate Governance Committee shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Pursuant to our Audit Committee charter and the New York Stock Exchange listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.
Communications with Directors
Stockholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.
Online Availability of Information
The current versions of our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Executive and Financial Officers and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Health, Safety, Environment and Security Committee are available by clicking on “Management & Governance” in the Investors section of our website, www.ecovyst.com. These materials are also available in print free of charge to stockholders, upon written request to c/o Secretary, Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355.
22	2022 PROXY STATEMENT

SUSTAINABILITY
Sustainability is intertwined with our daily business and is reinforced through our strategy and values. We strive to create sustainable products that are safe for the environment, reduce waste and increase efficiencies for our customers and stakeholders. We believe that our products contribute to lower emissions and cleaner air, advance the global transition to clean energy, support the circular plastics economy and ensure clean, purified drinking water. We are committed to creating environmentally responsible products that we believe make a difference in people’s daily lives and for our planet.
While offering products and services that help our customers to advance their own sustainability goals, we also work to advance our commitment to maintain sound environmental, social and governance (“ESG”) practices, policies and procedures. For example, in 2021 we:
•	Elevated the position of Vice President – Health, Safety, Environment and Sustainability to an executive-level management position that now reports directly to our CEO;
•	Created an executive-level ESG Leadership Team, which is led by our CEO, to oversee the Company’s sustainability goal-setting and efforts to achieve the established goals;
•
Developed and announced a series of sustainability goals with respect to greenhouse gas emissions, waste management and reduction, product sustainability/R&D investment and company certifications by 2025 and 2030;

•
Undertook a review of our internal policies and procedures to identify and implement additional improvements in a number of areas, including health, safety and environmental (“HSE”) performance; commitment to diversity, inclusion and human rights both within our company and in our supply chain; and ethical and lawful business practices;

•
Implemented a corporate-wide sustainability software platform, which we plan to utilize as an internal, real-time sustainability performance dashboard to enable improved analytics and greater visibility into our sustainability impacts;

2022 PROXY STATEMENT	23

•
Achieved record performance in our flagship HSE Perfect Days program, which targets at-risk behaviors and celebrates positive health, safety and environmental performance across the organization on a daily basis. An HSE Perfect Day is defined as a day without (1) a recordable injury, (2) a first aid injury requiring professional assistance, (3) a Level 1, 2 or 3 environmental release, (4) a governmental notice of violation or citation, (5) a deviation from any permit conditions or HSE legal requirements, (6) a work permit procedure violation, or (7) failure to immediately report a workplace incident. We achieved a 91% HSE Perfect Days performance across the company in 2021, mirroring our 2020 performance and a vast improvement since 2019 after the program started in 2018, as shown below:

•
Achieved a Silver Sustainability Score from EcoVadis, a third-party sustainability evaluation company, prior to the sale of Performance Chemicals. The Silver Score from EcoVadis places us in the 91st percentile of all companies ranked by EcoVadis in our sector group; and

•
Concluded 2021 with no material environmental and safety incidents, and our recordable injury rate, which was in the top quartile of our American Chemistry Council (“ACC”) peer companies in 2021, has improved from 2017 levels as shown in the chart below:

The sections that follow provide some highlights of our environmental, social, and governance programs and procedures.
Environmental Stewardship. Our products and technologies continue to address our customers’ sustainability challenges, tightening global regulatory standards and changing consumer preferences. In our Ecoservices segment, we provide sulfuric acid regeneration services that avoid significant landfill or deep well disposal while enabling the manufacture of cleaner and efficient fuels. In our Catalyst Technologies segment, our zeolite catalysts are used for cleaner air applications and our silica catalysts are key for light weighting and plastics recycling. Our innovation investment ratio on new sustainable products has gone from 60% in 2015 to 85% in 2021.
As part of our sustainability commitment regarding our own operations, we apply the principles of the Environmental Management standard of the International Organization for Standardization (ISO 14001) at our facilities throughout the world. For chemical facilities in the United States, we also adhere to the Responsible Care® RC14001 Technical Specifications of the ACC.
We maintain policies and procedures to monitor and control health, safety, and environmental risks, and to monitor compliance with applicable state, national, and international health, safety, and environmental requirements. We have comprehensive health, safety and environmental compliance, auditing and management programs in place to assist in our compliance with applicable regulatory
24	2022 PROXY STATEMENT

requirements and with internal policies and procedures, as appropriate. Each facility has developed and implemented specific critical occupational health, safety, environmental, security and loss control programs.
We also have a strong health, safety and environmental organization staffed by professionals who are responsible for environmental, safety, health and product regulatory compliance. Our HSE organizational structure features executive management level leadership, active oversight by our Board and dedicated environmental experts on staff. We have Regional HSE Specialists and Managers who are embedded in the field and provide HSE expertise and support to operating sites. Certain, larger sites may have dedicated environmental or safety personnel.
As an ACC Responsible Care® member company, we continue to monitor and report our health, safety, and environmental metrics annually. Our sustainability metrics, including waste generation and water consumption for 2018 and 2019, were third party assured for the first time in 2020. In 2021, we reviewed our 2020 sustainability metrics and successfully underwent third party verification of this data as well. We expect to include the assured 2020 data on our web-site and in our next Sustainability Report, which we expect to publish in the second quarter of 2022.
We also have established a Product Safety and Product Stewardship management system that is compliant with the RC14001 technical specification and is supported by a highly skilled Product Stewardship Manager. We conduct Product Stewardship reviews as part of new product development and routinely evaluate product safety risk for raw materials, intermediates, and finished products.
Social Responsibility. We seek to act in a socially responsible manner through our various HSE programs as described above, our commitment to building a diverse and inclusive workforce, engagement with and support for the communities where we live and work, and advancement of socially responsible business practices through partnerships and other industry frameworks.
We are committed to providing equal employment opportunities for all employees and applicants for employment, and do not discriminate on the basis of race, color, religion, sex, sexual orientation, pregnancy, gender identity and expression, national origin, disability, age (40 or above), ancestry, genetic information, marital status, veteran status or any other classification protected by law. This commitment applies to all terms and conditions of employment including recruiting, hiring, placement, advancement, training, transfer, demotion, lay off and recall, termination, compensation and benefits.
It is our policy to comply with all applicable laws and regulations in each jurisdiction in which we operate in order to provide appropriate working conditions for our colleagues. This means that we comply with applicable laws regarding the employment relationship including those that (1) prohibit child labor, (2) set acceptable working conditions and working hours, (3) provide for fair wages, including minimum wages and overtime, (4) prohibit forced or bonded labor, (5) permit freedom of association and collective bargaining, and (6) prohibit discrimination, harassment and other forms of degrading or inhumane treatment. Using tools such as our Supplier Code of Conduct and contractual provisions, we also hold our business partners to these same standards.
Our flagship “Success through People” program furthers our strategy by acknowledging our workforce is key to our success. We offer highly competitive salaries, benefits, developmental opportunities and work/life balance. We proactively seek to attract, incentivize and retain a talented and motivated workforce. Our global succession planning process is designed to provide sufficient talented personnel to fill key leadership, innovation and manufacturing roles well into the future and to better prepare employees for their future at the Company. In order to enable a pipeline for our leadership, we maintain a robust Emerging Leaders program to identify top talent to build leadership capabilities and provide the fundamental skills we believe every leader needs to generate passion and productivity in their team. The program also provides an important networking opportunity that creates a connected community of leaders at the Company.
We review our compensation and benefits programs periodically to ensure continued competitiveness. In the U.S., our benefit program is designed to help protect the health and financial well-being of our full-time employees and their family members today, offering a choice of several medical & dental plans, as well as vision, flexible spending accounts, short-term and long-term disability insurance and an employee assistance program. To help them prepare for their future, we offer a defined contribution savings plan, which includes company contributions. Benefits outside the U.S. are designed to supplement government-provided programs in each country.
We actively promote gender, racial and ethnic diversity within the Company, seek to have a workforce that reflects the diversity of the societies in which we operate and we believe we benefit from our talented, dedicated and diverse employee population. As of
2022 PROXY STATEMENT	25

December 31, 2021, we had 883 employees worldwide, of which 766 were employed in the United States and the remainder outside of the United States. Further, at December 31, 2021, approximately 25% of our U.S.-based executives, managers and professionals were females and 16% were non-white males.
Among our seven-member executive management team, one brings gender diversity to our executive ranks. Another two of our executives are veterans of the U.S. armed forces. One of our armed forces veterans also is disabled.
As of December 31, 2021, approximately 35% of our employees were represented by a union, works council or other employee representative body. We believe we have good relationships with our employees and their respective works councils, unions or other bargaining representatives.
Our commitment to our workforce, supported by our core values of integrity and fairness, fosters a rich culture founded on diversity of thought. We firmly believe that success is achieved through the intellect and commitment of our people, so we employ a long-term human capital program to attract, retain and develop talent for the future. We are proud of our highly collaborative teams that enable an inclusive workplace where employees are encouraged to bring their own experiences to promote innovation from all levels of the organization. This constructive work environment has been re-enforced with the recent implementation of a fully integrated on-line performance management process that improves the communication of aligned goals, encourages consistent feedback and furthers employee engagement. We also have gender diversity on the management teams of each of our businesses as well as in all our functions: Research and Development, Finance, HSE and Human Resources.
While the continuing COVID-19 pandemic has limited the opportunities for in-person engagement in our communities, our sites continued to work to have a positive impact in the communities in which we operate. For example, in 2021 (a) our office in The Woodlands, Texas delivered donated board games, blankets, and other goods to the Montgomery County Community Action Center and also donated canned goods and packed Thanksgiving boxes at the Montgomery County Assistance Center, (b) our Houston, Texas plant made a food donation to a local church, (c) our Hammond, Indiana plant conducted a toiletry drive for disadvantaged people, and (d) our Baytown, Texas plant delivered turkeys to a local elementary school to be delivered to local families in need and also performed volunteer hours at the local chamber of commerce in support for a holiday “Cards for Troops” initiative.
Governance. We maintain and consistently reinforce within our organization a series of policies and practices designed to ensure that decisions made on behalf of our company are properly made and executed. Some of our corporate governance policies and programs are described in the earlier sections of this Proxy Statement. Our governance programs and policies start with a strong tone at the top and are summarized in our Executive Statement on Ethics and Compliance, which has been distributed throughout the organization.
The principles set forth in the Executive Statement are codified in our Code of Conduct, which sets forth the legal and ethical standards to which our employees must adhere, including (a) acting with integrity, (b) avoiding actual or apparent conflicts of interest, (c) complying with the rules and regulations of federal, state, provincial, local governments, and other appropriate regulatory agencies, (d) complying with all rules and regulations prohibiting fraud, bribery, corrupt practices, anti-competitive activities and trading with embargoed persons and countries, (e) complying with all company policies and procedures, and (f) actively promoting ethical behavior in the workplace. We provide annual training on our Code of Conduct to all our global employees and have enhanced our delivery with online learning modules.
The Company’s Ethics section of the sustainability webpages, which is routinely updated and includes a description of our enterprise risk management program and our policies on child labor, human trafficking, anti-harassment, antibribery, and cyber security all of which are evaluated by third-parties, including EcoVadis. In addition, the Investors section of our website contains additional materials regarding our corporate governance matters, including our Board committee charters, our corporate governance guidelines, our Code of Conduct, our Code of Ethics For Senior Executive and Financial Officers, our Supplier Code of Conduct and other documents.
Our 2021 EcoVadis Assessment scored our Ethics response in the top 1% of companies EcoVadis rated in our sector category, the manufacture of basic chemicals, fertilizers and nitrogen compounds, plastics and synthetic rubber in primary forms.
26	2022 PROXY STATEMENT

Additional Sustainability Information: Further information about our specific sustainability goals and our sustainability programs can be found on our web site at https://www.ecovyst.com/sustainability/. The information available at our sustainability web site includes our inaugural sustainability report, our sustainability goals (and how such goals map to the UN Sustainable Development Goals), materiality matrix, letters of assurance, Global Reporting Initiative (GRI) Disclosure and Sustainability Accounting Standards Board (SASB) Index, our HSES Policy Statement, our Corporate Code of Conduct, our Human Rights Policy Statement, a description of our Ethics & Compliance Complaint and Review Process and our Labor Policy. The further information contained on our web-site is not incorporated herein by reference and is not a part of this Proxy Statement.
2022 PROXY STATEMENT	27

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position, as of April 29, 2022, of our current executive officers.
Name	Age	Position
Kurt J. Bitting(1)	46	Chief Executive Officer
Tom Schneberger(2)	50	President
Michael Feehan(3)	46	Vice President and Chief Financial Officer
Joseph S. Koscinski	56	Vice President, Secretary and General Counsel
William J. Sichko, Jr.	68	Vice President, Chief Administrative Officer
Ray Kolberg(4)	60	Vice President — Technology and Business Development
Elaine T. Simpson(5)	64	Vice President — Health, Safety, Environment and Sustainability
(1)	Mr. Bitting became our Chief Executive Officer on April 25, 2022.
(2)	Mr. Schneberger became our President on April 27, 2022.
(3)	Mr. Feehan became our Vice President and Chief Financial Officer on August 5, 2021.
(4)	Mr. Kolberg became our Vice President — Technology and Business Development on March 15, 2021.
(5)	Ms. Simpson was named our Vice President — Health, Safety, Environment and Sustainability as of March 5, 2021.
Biographical information concerning Kurt J. Bitting, our Chief Executive Officer, is set forth above under “Board of Directors.”
Michael Feehan became our Vice President and Chief Financial Officer in August 2021. From May 2016 to August 2021, Mr. Feehan served as our Vice President of Finance and Treasurer, and prior to that served as our Corporate Controller beginning in 2008 after joining in 2006. Prior to joining us, Mr. Feehan served as Director of Finance and Corporate Controller for Radnor Holdings Corporation, and began his career in public accounting with Arthur Andersen and KPMG.
Thomas Schneberger became our President in April 2022. From March 2021 to April 2022, Mr. Schneberger served as our Vice President and President—Catalyst Technologies. From December 2019 until March 2021, Mr. Schneberger served as our Vice President—Strategy and Business Development. Prior to joining us, Mr. Schneberger was the Chief Growth Officer of Livent Corporation, a leading supplier of lithium products and technologies. From 2007 to 2019, Mr. Schneberger held various management positions at FMC Corporation in its specialty chemicals business units, including serving as Chief Operating Officer of FMC Lithium.
Joseph S. Koscinski became our Vice President, Secretary and General Counsel in November 2015. From August 1995 to October 2015, Mr. Koscinski was an attorney in the Business Services Group of Babst, Calland, Clements and Zomnir, P.C., a law firm in Pittsburgh, Pennsylvania, where he was named a shareholder in 2003 and where his corporate practice included mergers and acquisitions, real estate matters and commercial contracts. While in private practice, Mr. Koscinski served as our outside corporate counsel since 2005.
William J. Sichko, Jr. became our Vice President, Chief Administrative Officer in 2005. Mr. Sichko served as our Secretary from 2005 to November 2015, and is currently an Assistant Secretary. From 1998 through 2005, Mr. Sichko was Chief Administrative Officer with Peak Investments, LLC. From 1991 through 1998, he held management positions with Harris Chemical Group and IMC Global following IMC Global’s acquisition of Harris Chemical, including serving as Senior Vice President of Human Resources from 1996 to 1998. From 1987 to 1991, Mr. Sichko was a manager with General Chemical.
Ray Kolberg became our Vice President—Technology and Business Development in March 2021. From March 2019 to March 2021, Mr. Kolberg served as our Vice President and President—Catalysts, and from January 2016 to March 2019 he served as President of our Catalysts group. From February 2012 through December 2015, Mr. Kolberg was Senior Vice President of Formulated Products for Momentive Performance Materials.
Elaine T. Simpson became our Vice President—Health, Safety, Environment and Sustainability in March 2021. Prior to that time and beginning in 2002, Ms. Simpson held a variety of positions with us, including Vice President—Environment and Sustainability and Vice President—Health, Safety and Environment. From 1979 to 2001, she served in a variety of management and health, safety and environment roles with Mead Paper, Tremco Incorporated and BP Oil Company, Inc.
28	2022 PROXY STATEMENT

STOCKHOLDER INFORMATION
STOCK OWNERSHIP
The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 21, 2022 by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our named executive officers, directors and director nominees; and
•	all of our directors, director nominees and executive officers as a group.
The percentage ownership information shown in the table below is based upon 138,696,941 shares of Common Stock outstanding as of April 21, 2022.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Common Stock deemed outstanding includes shares issuable upon the exercise of options held by the respective person or group which may be exercised within 60 days after April 21, 2022. Such shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.
Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding Common Stock:
CCMP Capital Investors III, L.P. and related investment funds(1)	46,565,444	33.57%
INEOS Limited(2)	24,731,385	17.83%
Directors and named executive officers:
Belgacem Chariag(3)	821,877	*
Greg Brenneman(4)	—	—
Timothy Walsh(4)	—	—
Mark McFadden(4)	—	—
Christopher Behrens(4)	—	—
Robert Coxon(5)	140,618	*
Andrew Currie(6)	—	—
Jonny Ginns	111,902	*
Kyle Vann(7)	152,015	*
Martin Craighead	81,937	*
Susan F. Ward	27,528	*
Bryan K. Brown(8)	—	—
2022 PROXY STATEMENT	29

Name	Number of Shares	Percentage
David A. Bradley(8)	—	—
Kevin M. Fogarty(8)	—	—
Kurt J. Bitting(9)	135,586	*
Thomas Schneberger	68,488	*
Michael Feehan(10)	115,968	*
Joseph S. Koscinski(11)	278,750	*
Albert F. Beninati, Jr.(12)	79,065	*
Michael Crews(13)	463,287	*
All executive officers and directors as a group (20 persons)(14)	4,267,222	3.08%
*	Indicates less than 1%
(1)
Includes 22,072,430 shares of our Common Stock held by CCMP Capital Investors III, L.P. (“CCMP Capital Investors”), 2,237,264 shares of our Common Stock held by CCMP Capital Investors III (Employee), L.P. (“CCMP Employee”), 6,729,417 shares of our Common Stock held by CCMP Capital Investors III (AV-7), L.P. (“CCMP AV-7”), 380,721 shares of our Common Stock held by CCMP Capital Investors III (AV-8), L.P. (“CCMP AV-8”), 7,611,172 shares of our Common Stock held by CCMP Capital Investors III (AV-9), L.P. (“CCMP AV-9”), 498,699 shares of our Common Stock held by CCMP Capital Investors III (AV-10), L.P. (“CCMP AV-10” and, together with CCMP Capital Investors, CCMP Employee, CCMP AV-7, CCMP AV-8 and CCMP AV-9, the “CCMP Capital Funds”) and 7,035,741 shares of our Common Stock held by Quartz Co-Invest, L.P. (“Quartz” and, together with the CCMP Capital Funds, the “CCMP Investors”). The general partner of the CCMP Capital Funds is CCMP Capital Associates III, L.P. (“CCMP Capital Associates”). The general partner of CCMP Capital Associates is CCMP Capital Associates III GP, LLC (“CCMP Capital Associates GP”). The general partner of Quartz is CCMP Co-Invest III A GP, LLC (“CCMP Co-Invest GP”). CCMP Capital Associates GP and CCMP Co-Invest GP are each wholly owned by CCMP Capital, LP. The general partner of CCMP Capital, LP is CCMP Capital GP, LLC (“CCMP Capital GP”). CCMP Capital GP ultimately exercises voting and investment power over the shares of our Common Stock held by the CCMP Investors. As a result, CCMP Capital GP may be deemed to share beneficial ownership with respect to the shares of our Common Stock held by the CCMP Investors. The investment committee of CCMP Capital GP with respect to the shares of our Common Stock consists of Greg Brenneman, Timothy Walsh, Mark McFadden, Joseph Scharfenberger and Richard Zannino. Messrs. Brenneman, Walsh and McFadden each serve as a director of the Company. Each of the CCMP entities has an address of c/o CCMP Capital Advisors, LP, 200 Park Avenue, 17th Floor, New York, New York 10166.

(2)
The shareholders of INEOS Limited are James A. Ratcliffe, John Reece and Andrew Currie. Mr. Ratcliffe, as the majority owner of INEOS Limited, has the power to control the voting and disposition of the shares of our Common Stock held by INEOS Limited. The address of INEOS Limited is c/o IQEQ Victoria Road, Douglas IM2 4DF Isle of Man.

(3)
Mr. Chariag left his positions as our Chairman, President and Chief Executive Officer and left the Board on April 25, 2022. Includes 241,316 shares of our Common Stock that can be acquired upon the exercise of outstanding options.

(4)
Does not include shares of our Common Stock held by the CCMP Investors. The address of each of Messrs. Brenneman, McFadden, Behrens and Walsh is c/o CCMP Capital Advisors, LP, 200 Park Avenue, 17th Floor, New York, New York 10166.

(5)	Includes 25,476 shares of our restricted Common Stock subject to vesting conditions.
(6)	Does not include shares of our Common Stock held by INEOS Limited.
(7)	Includes 30,472 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(8)	Messrs. Brown, Bradley, and Fogarty joined our Board on April 27, 2022.
(9)	Includes 38,064 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(10)	Includes 6,620 shares of our Common Stock that can be acquired upon the exercise of outstanding options and 13,586 shares of our restricted Common Stock subject to vesting conditions.
(11)	Includes 75,623 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(12)
Mr. Beninati formerly served as Vice President and President - Performance Chemicals. His employment with the Company terminated on August 2, 2021, which was the date that the Company completed the divestiture of its Performance Chemicals segment to a partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading, LLC.

(13)
Includes 187,574 shares of our Common Stock that can be acquired upon the exercise of outstanding options, 12,945 shares of our restricted Common Stock subject to vesting conditions held by Mr. Crews, and 28,005 shares of our Common Stock held by a revocable trust for which Mr. Crews is the grantor. Mr. Crews’ employment with the Company terminated on September 30, 2021.

(14)	Includes 337,205 shares of our Common Stock that can be acquired upon the exercise of outstanding options and 149,441 shares of our restricted Common Stock subject to vesting conditions.
30	2022 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS
Amended and Restated Stockholders Agreement
In May 2016 we entered into an amended and restated stockholders agreement with certain of our stockholders, including investment funds affiliated with CCMP, INEOS, our directors and officers who hold shares of our Common Stock and certain other investors. In connection with our initial public offering, the stockholders agreement was further amended and restated.
The stockholders agreement, as amended and restated, provides affiliates of CCMP with certain demand registration rights, including shelf registration rights, in respect of shares of our Common Stock held by them and also provides that, in the event that we register additional shares of our Common Stock for sale to the public, we will be required to give notice of such registration to such affiliates of CCMP and certain other stockholders, and, subject to certain limitations, include shares of our Common Stock held by them in such registration. In addition, we will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares described above and to indemnify such stockholders and certain other persons against certain liabilities that may arise under the Securities Act in connection with any such offering and sale of our shares. CCMP exercised its rights with respect to such offering and sale of its shares of our common stock on two occasions in 2021.
Transactions with Affiliates of INEOS
As described in Note 26 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2021, we entered into certain product sale transactions with affiliates of INEOS during fiscal year 2021. We had sales of approximately $4 million to companies affiliated with INEOS during the fiscal year ended December 31, 2021. Since October 2019, our Catalyst Technologies group and an affiliate of INEOS also have been parties to a Supply and Distribution Agreement pursuant to which we, on an arms-length basis, have the ability to purchase and distribute certain INEOS catalyst products over a five-year period. All of such transactions with the affiliates of INEOS were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, the Nominating and Corporate Governance Committee is responsible for reviewing and approving related party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any fiscal year, and where we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Nominating and Corporate Governance Committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Nominating and Corporate Governance Committee may deem relevant.
2022 PROXY STATEMENT	31

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section set forth below with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by the Compensation Committee of our Board
Timothy Walsh, Chair
Andrew Currie
Kyle Vann
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the Summary Compensation Table and the factors relevant to an analysis of our executive compensation policies and decisions. For the year ended December 31, 2021, our named executive officers included our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers. Messrs. Crews and Beninati are also included as named executive officers for the year ended December 31, 2021 as required by SEC rules. As explained below, their employment with Ecovyst terminated in 2021.
Executive	Title
Belgacem Chariag(1)	Chairman, President and Chief Executive Officer
Thomas Schneberger(2)	Vice President and President, Catalyst Technologies
Kurt J. Bitting(3)	Vice President and President, Ecoservices
Michael Feehan	Vice President and Chief Financial Officer
Joseph S. Koscinski	Vice President, Secretary and General Counsel
Albert F. Beninati, Jr.(4)	Former Vice President and President - Performance Chemicals
Michael Crews(5)	Former Executive Vice President and Chief Financial Officer
(1)	Mr. Chariag left his positions as our Chairman, President and Chief Executive Officer on April 25, 2022.
(2)	Mr. Schneberger became our President on April 27, 2022.
(3)	Mr. Bitting became our Chief Executive Officer on April 25, 2022.
(4)
Mr. Beninati formerly served as Vice President and President – Performance Chemicals. His employment with the Company terminated on August 2, 2021, which was the date that the Company completed the divestiture of its Performance Chemicals segment to a partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading, LLC.

(5)	Mr. Crews formerly served as Executive Vice President and Chief Financial Officer. His employment with the Company terminated on September 30, 2021.
32	2022 PROXY STATEMENT

Executive Summary
2021 Compensation Decisions
In March 2021, Mr. Schneberger was promoted to Vice President and President -- Catalyst Technologies and the Compensation Committee determined to increase his annual incentive opportunity from 55 percent of base pay to 75 percent of base pay.
In April 2021 the Compensation Committee determined to increase the base pay of Mr. Feehan as well as his annual incentive opportunity effective August 1, 2021, in connection with his promotion to Vice President and Chief Financial Officer. Mr. Feehan’s base pay was raised from $272,267 to $325,000, and his annual incentive opportunity was raised from 35 percent of base pay to 75 percent of base pay.
In December 2021, the Compensation Committee determined to raise the annual incentive opportunity of Mr. Koscinski from 55 percent of base pay to 65 percent of base pay. Also, in December 2021, the Compensation Committee determined to make certain changes to the base salaries of Messrs. Feehan, Schneberger and Bitting, to reflect their new positions of responsibility at the Company. The decision to do so was based on market data and the performance of the incumbent executive officers. These changes are detailed below, and were effective January 1, 2022.
Annual Incentive Opportunity			Base Salary
Executive	2021	2022	2021	2022
Thomas Schneberger	75%	75%	$380,000	$400,000
Kurt J. Bitting	75%	75%	$361,000	$400,000
Michael Feehan	75%	75%	$325,000	$375,000
Joseph S. Koscinski	55%	65%	$425,000	$425,000
Finally, for 2021 the Compensation Committee decided to change the annual Long-Term Equity Based Incentive Awards in two respects. First, the mix of PSUs and Restricted Stock Units (“RSUs”) for the named executive officers was set at 25 percent and 75 percent, respectively. Second, the PSU performance metric was based entirely on total shareholder return (“TSR”) over the performance period. These changes are discussed in the Long-Term Equity Based Incentive Awards section, referenced above.
2022 Compensation Decisions
On April 25, 2022, Mr. Chariag left his positions of Chairman, President and Chief Executive Officer. On that date Mr. Bitting was appointed Chief Executive Officer. Mr. Schneberger was appointed President on April 27, 2022. In connection with these changes, the Board determined to make changes to their compensation, effective as of May 1, 2022. Mr. Bitting and Mr. Schneberger each received a base salary increase to $500,000 per year, and their target annual incentive opportunity was raised to 100 percent of base salary. In addition, their 2022 PSU grant was increased by $250,000 each.
Changes to Performance Metrics to Reflect Impact of Divestitures
In December 2020 the Company divested its Performance Materials business to an affiliate of The Jordan Company, L.P. On August 2, 2021 the Company completed the sale of its Performance Chemicals segment to a partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading, LLC. As a result of these divestitures, the Compensation Committee made revisions to the incentive formulas relating to the Performance Share Units (“PSUs”) granted in 2019, and the Ecovyst Incentive Plan (“EIP”) for fiscal 2021. These changes are discussed under the Annual Performance-Based Cash Awards section and the Long-Term Equity Based Incentive Awards section of this Compensation Discussion and Analysis.
2022 PROXY STATEMENT	33

Corporate Governance and Best Practices
What We Do
Pay for performance
Consistent with our goal of creating a performance-oriented environment, a substantial portion of executive pay is based on the achievement of specific strategic and financial goals or the performance of our Common Stock. Our “pay for performance” culture was further strengthened with the introduction of TSR as a metric in the 2020 and 2021 PSU grants and the continued use of TSR in the 2022 grant.

Equity vesting on account of a change in control	No automatic vesting of equity occurs in the event of a change in control.
Stock ownership guidelines
Our Chief Executive Officer must hold shares of our Common Stock having a value of at least 5X base salary, and the other named executive officers must hold shares of our Common Stock having a value of at least 3X base salary. We believe that this stock holding requirement creates alignment of our executive management team with the interests of our stockholders. Our named executive officers have five years to comply with our stock ownership guidelines and are required to retain at least 50% of the after-tax shares received from equity awards until the required ownership levels are achieved.

Clawback
Our named executive officers, in certain circumstances, would be required to return the value of equity awards if our financial statements are restated as a result of their wrongdoing. Additionally, our named executive officers would be required to return any gain received in connection with the exercise, vesting, payment or other realization of income related to an equity award in the event of a breach of any non-solicitation, non-interference or confidentiality obligations or violation of our Code of Conduct.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that provides no other services to the Company.

What We Don't Do
No rich supplemental retirement plan benefits are offered	We provide a modest supplemental retirement opportunity tied to the statutory caps in our 401(k) plan.
No change in control excise tax gross ups	In accordance with what we believe are good governance best practices, we provide no change in control excise tax gross-ups.
No short-term trading, short sales, hedging or pledging
As part of our policy on insider trading and communications with the public, all of our employees, including our named executive officers, as well as our directors and consultants, are prohibited from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

No annual incentives for named executive officers absent performance	Minimum hurdles must be satisfied before our named executive officers can earn any annual cash incentive compensation.
Say on Pay Advisory Vote
The Compensation Committee takes seriously the ability of stockholders to weigh in on our executive compensation decisions through an annual “say on pay” advisory vote. At the April 29, 2021 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, the compensation paid by us to our named executive officers. Approval was secured by more than 98 percent of the votes cast.
34	2022 PROXY STATEMENT

This year, we are again asking stockholders to consider our executive compensation program and provide us with a favorable advisory vote on the compensation for our named executive officers.
Executive Compensation Program Philosophy and Overview
Our executive compensation philosophy is to provide compensation that:
•	Aligns the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and
•	Provides an amount and mix of total compensation for each of our named executive officers that we believe is competitive.
We seek to implement our pay philosophy by providing a total compensation package that includes three main components: base salary, annual performance-based bonus and long-term equity-based awards. The Compensation Committee takes into account individual performance and competitive market practice in determining the compensation package for each named executive officer. A compensation peer group has been formed with the assistance of our independent compensation consultant, and this peer group is referenced in the discussion below. We utilized the peer group as a tool in making compensation decisions for 2021, and we expect to continue to utilize an appropriate peer group when making compensation decisions going forward. The Compensation Committee periodically reviews the composition of the peer group, and makes changes, as appropriate.
Base salary has been set with a view toward attracting and retaining executive officer talent.
Our annual incentive plan, the EIP, is a broad-based plan under which annual performance-based cash opportunities are awarded to our named executive officers and other employees, and which, for 2021, based payouts on the achievement of annual Adjusted EBITDA, Adjusted Free Cash Flow, and safety goals.
Our long-term equity-based awards currently consists of RSUs that are subject to time vesting conditions and PSUs. The PSUs granted in 2021 were tied to goals related to absolute TSR performance over a three-year performance period. Each of these elements of compensation is discussed in more detail below.
We believe that our executive compensation program is strongly aligned with the interests of our stockholders:
•
By providing a substantial portion of our named executive officers’ total compensation package in the form of equity-based awards, we have emphasized variable pay over fixed pay, strengthening the alignment between our named executive officers and our stockholders by creating an incentive to build stockholder value over the long-term.

•	Our PSUs are earned based on the achievement of performance goals designed to directly focus our named executive officers on the achievement of share value creation.
•
Our annual performance-based bonus is contingent upon the achievement of financial performance and qualitative goals. The amount of bonus compensation ultimately received varies with our annual financial performance, thereby providing an additional incentive to maximize stockholder value.

We will continue to promote share ownership and a strong pay-for-performance culture. We believe that this philosophy has been successful in motivating, retaining and incentivizing our named executive officers and providing value to our stockholders.
Compensation Decision Making Process
Role of the Compensation Committee and Management
Our executive compensation program is determined and approved by the Compensation Committee. During 2021, the Compensation Committee was responsible for the oversight, implementation and administration of all our executive compensation plans and
2022 PROXY STATEMENT	35

programs. None of the named executive officers had any role in approving the compensation of the other named executive officers. However, the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our named executive officers other than himself. The Compensation Committee solely determined the compensation of our Chief Executive Officer.
On an annual basis, the Compensation Committee reviews compensation for our named executive officers in conjunction with performance evaluations, salary increase recommendations, determination of bonus payouts and deliberations regarding long-term incentive grants. The Compensation Committee has conducted and plans to continue to conduct annual reviews of our executive compensation program to ensure its continued alignment with our compensation philosophy. The Compensation Committee will continue to make decisions taking into account good governance practices regarding compensation, including reliance on market data for the chemical and specialty chemical industries and the other considerations described in this Compensation Discussion and Analysis.
Compensation Consultant; Review of Relevant Compensation Data
The Compensation Committee engaged WealthPoint, LLC (“WealthPoint”) as the independent advisor to the Compensation Committee in 2021. WealthPoint reviewed the Company’s overall executive compensation program relative to comparably-sized public companies in industries similar to the Company’s. In addition, WealthPoint advised the Compensation Committee on the appropriate mix of compensation components for compensating our executive officers and advised the Compensation Committee on matters relating to our executive officers’ performance-based compensation. In 2021 WealthPoint also conducted its biennial review of director compensation. WealthPoint did not provide any other services to the Company or our management or have any other direct or indirect business relationships with the Company or our management. The Compensation Committee has assessed the independence of WealthPoint and concluded that its work for the Compensation Committee in 2021 did not raise any conflicts of interest related to the Company.
Compensation Peer Group Data and Pay Mix
The Compensation Committee has identified a peer group of companies to be used for purposes of assessing market levels of compensation. At the end of 2020, with the assistance of WealthPoint, the Compensation Committee reviewed the compensation peer group used to consider 2021 compensation to determine its continued appropriateness.
The companies below were selected as the peer group because they are in the chemical and specialty chemical space and generally have revenues ranging from approximately 50% to 200% of the Company’s revenues.
Albermarle Corporation	GCP Applied Technologies, Inc.	Quaker Chemical Corporation
Avient Corporation	H.B. Fuller Company	Sensient Technologies Corporation
Balchem Corporation	Ingevity Corporation	Stepan Company
Cabot Corporation	Innospec, Inc.	W.R. Grace & Co.
Element Solutions, Inc.	International Flavors & Fragrances, Inc.	Westlake Chemical Corporation
Ferro Corporation	Kraton Corporation
FMC Corporation	Minerals Technologies, Inc.
In 2020, the Compensation Committee reviewed competitive compensation practices, including peer group compensation data and a variety of other factors, to confirm that the structure of our cash compensation and equity-based awards was consistent with our compensation philosophy and market practice. As a result of that review, for 2021, the Compensation Committee determined to structure the long-term incentive grant to include TSR vesting for the PSUs, as well as the mix of PSUs and RSUs. In addition, the Compensation Committee used the peer group data provided by WealthPoint in order to determine the appropriate mix between cash compensation and equity-based awards.
As a result of the August 2, 2021 divestiture of Performance Chemicals, the Company’s revenue size has changed and the Compensation Committee has chosen a new peer group for fiscal 2022.
36	2022 PROXY STATEMENT

Elements of Compensation in 2021
For 2021, our compensation program for the named executive officers consisted of, in whole or part:
•	Base salary;
•	Annual performance-based cash awards;
•	Long-term equity incentive awards; and
•	Other benefits (retirement, health, perquisites, etc.).
In addition, in 2021, the Company completed its two-year strategic review and restructuring. This included the sale of its Performance Chemicals business and the rebranding of the Company as Ecovyst. It also included the addition of three new executives to the named executive officer ranks. In connection with these accomplishments the Compensation Committee determined to make a special grant of RSUs to the named executive officers, and these are described more particularly below.
Base Salary
We provide an annual base salary to our named executive officers to induce talented executives to join or remain with our company, to compensate them for their services during the year and to provide them with a stable source of income.
The base salary levels of our named executive officers are reviewed annually by the Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its base salary determinations, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and the local economies in which we operate, the named executive officer’s relative importance and responsibilities, the named executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on the Compensation Committee’s expertise as well as market data drawn from our peer group, referenced above.
In December 2020 and in April 2021, the Compensation Committee determined to make certain changes to the base salaries of two of our currently employed named executive officers. Mr. Bitting’s base pay was increased effective January 1, 2021, and Mr. Feehan’s base salary was increased effective August 1, 2021. In addition, Messrs. Bitting, Feehan and Schneberger were awarded base salary increases effective January 1, 2022. The decisions to make these changes were based on current market data, and the promotion of three executives into the ranks of the named executive officers. Where a change in base salary was made mid-year or the executive officer was hired mid-year, the actual base salary paid to those named executive officers who were then employed as reflected in the Summary Compensation Table is different than the amounts reported below.
Executive	2020	2021	2022
Thomas Schneberger	$380,000	$380,000	$400,000
Kurt J. Bitting	$336,000	$361,000	$400,000
Michael Feehan	$272,267	$325,000	$375,000
2022 PROXY STATEMENT	37

Annual Performance-Based Cash Awards – The EIP
We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial and operational performance. For 2021, the Compensation Committee chose three performance metrics, the achievement of which would determine the amount of annual cash awards paid to our named executive officers. The performance metrics, along with the reasons the Compensation Committee chose each of them for purposes of the EIP, are outlined below.
Factor	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	20%
Safety	20%
In order for the Adjusted Free Cash Flow and Safety goals to be paid out, a minimum of $193.6 million Adjusted EBITDA was required to be achieved.
Metric/Goal	Reason for Inclusion in the EIP
Adjusted EBITDA	Adjusted EBITDA is the most significant indicator of operating performance. Improvements in operating performance are directly linked to sustainable share value creation.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is an important indicator of operating efficiency (e.g., the ability to increase margins by careful management of operating expenses) and management of capital expenditures. Improvements in Adjusted Free Cash Flow also equip the Company to pursue new opportunities. Increased operating efficiency and the successful pursuit of new opportunities lead to share value creation.

Safety	There is a direct link between an improving safety record, higher worker productivity and sustained share value creation.
Metric/Goal	Definition
Adjusted EBITDA
EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, non-recurring or other items included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance, and (iii) depreciation, amortization and interest of our 50% share of the Zeolyst Joint Venture.

Adjusted Free Cash Flow
Adjusted Free Cash Flow consists of cash flow from operating activities less purchases of property, plant and equipment plus proceeds from asset sales plus net interest proceeds on cross-currency swaps.

Safety
Recordable rate of safety incidents, which is a standardized measure of OSHA-recordable injury or illness. In 2021 a second measure has been utilized, number of “HSE Perfect Days”, which is the number of days without a significant safety or environmental incident. The recordable rate metric is weighted 10 percent and the HSE Perfect Days metric is weighted 10 percent.

Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial metrics. An explanation of how we calculate these metrics is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission.
38	2022 PROXY STATEMENT

The target annual performance-based cash award opportunity for each eligible executive was set as a percentage of base salary (i.e., actual base salary paid during 2021). For 2021, the target award percentages were as follows:
Executive	FYE Target Award as % of Base Pay
Belgacem Chariag	100%
Thomas Schneberger (1)	72%
Kurt J. Bitting	75%
Michael Feehan (2)	53%
Joseph S. Koscinski	55%
Albert F. Beninati, Jr.(3)	75%
Michael Crews(4)	75%
(1)
Mr. Schneberger’s 2021 Target Award Percentage represents the weighted average of 55 percent prior to his promotion to his current position and 75 percent after he was promoted to his current position effective March 15, 2021.

(2)
Mr. Feehan’s 2021 Target Award Percentage represents the weighted average of 35 percent prior to his promotion to his current position and 75 percent after he was promoted to his current position effective August 1, 2021.

(3)	Mr. Beninati terminated employment on August 2, 2021 and under the terms of his departure he was not eligible for a 2021 EIP payment.
(4)	In accordance with Mr. Crews’ transition agreement dated March 22, 2021 he is entitled to a pro-rata payment under the 2021 EIP.
For 2021 the EIP target and maximum goals for the Adjusted EBITDA metric and the Adjusted Free Cash Flow metric were set by the Compensation Committee in January 2021. On August 2, 2021, the Performance Chemicals business was sold to a partnership between Cerberus Capital Management L.P. and Koch Minerals & Trading, LLC. The Performance Chemicals business contributed a substantial amount of Adjusted EBITDA and Adjusted Free Cash Flow to the Company, and the Adjusted EBITDA and Adjusted Free Cash Flow performance goals were set assuming that the Performance Chemicals business would be part of the Company’s financial results for the entire year. As a result, the Compensation Committee determined to adjust the Adjusted EBITDA and Adjusted Free Cash Flow targets after the disposition to take into account the fact that the Performance Chemicals business would no longer be contributing to the Company’s financial results.
The numbers in the tables below reflect the EIP Adjusted EBITDA and Adjusted Free Cash Flow target and maximum goals, as amended following the disposition of the Performance Chemicals business.
For 2021, the EIP was structured to pay for achieving goals related to the following performance metrics:
Category	Weight	Scale	Threshold	Target	Maximum
Adjusted EBITDA	60%	Performance as a percent of target	94%	100%	104%
		Percentage of target bonus earned	25%	100%	200%
Adjusted Free Cash Flow	20%	Performance as a percent of target	85%	100%	120%
		Percentage of target bonus earned	25%	100%	200%
Safety - Recordable Rate	10%	Performance as a percent of target	200%	100%	0%
		Percentage of target bonus earned	50%	100%	200%
Safety - HSE Perfect Days	10%	Performance as a percent of target	94.5%	100%	105.5%
		Percentage of target bonus earned	50%	100%	200%
Where the performance falls between Threshold, Target and Maximum the bonus earned is determined by linear interpolation.
2022 PROXY STATEMENT	39

The actual safety metrics fall into two categories- recordable rate of safety incidents and the number of “HSE Perfect Days”.
Safety Goal	Threshold	Target	Maximum
Recordable Rate	0.44	0.22	0.00
Number HSE Perfect Days	307	325	343
The level of performance actually achieved on a Company-wide basis for 2021 in each of the four categories was as follows:
	($ in Thousands)
Measurement Category	Target	Actual	Achievement as a % of Target
Adjusted EBITDA	206,000	227,600	200%
Adjusted Free Cash Flow	64,600	93,200	200%
Safety – Recordable Rate	0.22	0.11	150%
Safety – HSE Perfect Days	325	331	133.3%
All of the named executive officers’ annual bonuses were determined based on the Company-wide Adjusted EBITDA goals and Company-wide Adjusted Free Cash Flow goals, referenced above. In addition, the annual bonuses for Messrs. Chariag, Crews, Feehan and Koscinski were determined based on the Company-wide safety goals referenced above.
Annual bonuses for Messrs. Schneberger and Bitting were determined based on safety goals specific to the business units they manage as set forth in the table below.
Executive/Business Unit	Measurement Category	Target	Actual	Achievement as a % of Target
Thomas Schneberger Catalyst Technologies	Number of Recordable Injuries	1	0	200%
	Number of HSE Perfect Days	347	353	200%
Kurt J. Bitting Ecoservices	Number of Recordable Injuries	1	1	100%
	Number of HSE Perfect Days	343	343	100%
The actual EIP payments earned by each of the named executive officers for 2021 was as follows:
Executive	Adjusted EBITDA ($)	Adjusted Free Cash Flow ($)	Safety - Recordable Rate / Recordable Injuries($)	Safety - HSE Perfect Days($)	Total EIP Earned ($)
Belgacem Chariag	1,152,000	384,000	144,000	127,997	1,807,997
Thomas Schneberger	326,800	108,933	54,467	40,850	531,050
Kurt J. Bitting	324,900	108,300	27,075	27,075	487,350
Michael Feehan	188,579	62,860	23,572	20,953	295,964
Joseph S. Koscinski	280,500	93,500	35,063	31,166	440,228
Michael Crews	340,876	113,625	42,609	37,874	534,984
40	2022 PROXY STATEMENT

2022 EIP Metrics
The Compensation Committee set the 2022 EIP metrics in December of 2021. The metrics are weighted as follows:
Factor	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	20%
HSE Perfect Days	15%
Environmental Releases	5%
Long-Term Equity Based Incentive Awards
Since the time of our initial public offering, all our equity-based awards have been granted under the 2017 Plan. Those awards have included time vesting restricted stock units, time vesting stock options, and PSUs tied to both financial performance and TSR goals.
The 2021 long-term equity-based incentive awards we granted to our named executive officers included a mix of time vesting RSUs and PSUs. The number of PSUs that were granted in 2021 and which are eligible to be earned is tied to the achievement of TSR targets over the three-year performance period ending December 31, 2023.
Messrs. Bitting, Feehan and Crews continue to hold performance vesting equity awards granted prior to our initial public offering, which were granted under the PQ Group Holdings Inc. Stock Incentive Plan (“SIP”). The performance-based stock options and performance-based restricted shares currently outstanding are all unvested and will vest only on the achievement with respect to shares of our Common Stock of an average closing trading price equal or exceeding, in any ten trading day period, the lowest amount which, when multiplied by the number of shares of our Common Stock then held by investment funds affiliated with CCMP and added to the aggregate net proceeds received by investment funds affiliated with CCMP with respect to their shares of capital stock of the Company, would yield a quotient of equal or greater than two when divided by the equity investment in the Company by investment funds affiliated with CCMP. The quotient described above is referred to in this Compensation Discussion and Analysis as the “MOI Target.” As of December 31, 2021, none of the performance-based stock options and performance-based restricted shares granted prior to our initial public offering had vested based on achievement of the MOI Target.
Sale of business units, dividend equivalents, and option strike price adjustments
The Company completed the sale of its Performance Materials business on December 14, 2020. In conjunction with that sale, the Company announced a special dividend of $1.80 per share, payable December 29, 2020 to stockholders of record as of December 21, 2020. In anticipation of that sale and special dividend, on December 10, 2020 the Board of Directors of the Company determined to take certain actions regarding the special dividend and options, RSUs and PSUs outstanding on the date the dividend was declared. In particular, the Board of Directors authorized the payment of dividend equivalents on unvested RSUs, PSUs and performance-based restricted shares outstanding as of the date of the dividend payment, with the actual payments to be made as those unvested RSUs, PSUs, and performance-based restricted shares vested. In addition, the Board of Directors authorized a lowering of the per share strike price on all stock options outstanding as of that date by the special dividend amount of $1.80.
On August 2, 2021, the Company completed the sale of its Performance Chemicals business and declared a $3.20 per share dividend payable August 23, 2021 to stockholders of record August 12, 2021. As part of such dividend declaration, the Board of Directors authorized the payment of dividend equivalents on unvested RSUs, PSUs and performance-based restricted shares outstanding as of the date of the dividend payment, with the actual payments to be made as those unvested RSUs, PSUs, and performance-based restricted shares vested. In addition, the Board of Directors authorized a lowering of the per share strike price on all stock options outstanding as of that date by $3.20.
The named executive officers received dividend equivalents in 2021 as described in the Summary Compensation Table.
2022 PROXY STATEMENT	41

Grants in 2021
In December of 2020, the Compensation Committee determined that it was advisable to make another grant of long-term equity incentive awards to its named executive officers, and did so on January 18, 2021. The equity incentive awards were in the form of RSUs and PSUs. In the course of determining 2021 long-term equity incentive awards, the Compensation Committee decided special recognition was due to certain named executive officers responsible for the successful completion of the Performance Materials transaction.
The Compensation Committee authorized three separate equity incentive awards in 2021.
First, the Compensation Committee authorized a special grant of time-vested RSUs to certain named executive officers for their work in the 2020 strategic assessment and restructuring, including the successful sale of the Performance Materials segment. This grant vested over a one-year period, generally subject to continued service. Messrs. Chariag, Crews, Schneberger and Koscinski participated in this grant.
Second, the Compensation Committee authorized an annual grant of time-vested RSUs which vest over a three-year period. One third of the RSU awards will vest on each of January 5, 2022, 2023 and 2024, respectively, generally subject to continued service.
Third, the Compensation Committee authorized an annual grant of PSUs to each of the named executive officers, which PSUs will be earned, if at all, at the end of the three-year performance period ended December 31, 2023. PSUs will be earned depending on achievement of benchmark goal improvement in the Company’s TSR over the three-year performance period. Depending on progress against performance goals, an amount ranging from 0% to 200% of target PSUs granted may actually be earned. The PSUs actually earned will be determined on the date the Compensation Committee certifies the level of achievement of the various performance measures, but no later than 60 days after the end of the three-year performance period. In order to be eligible to earn all awarded PSUs, the named executive officer generally must continue to provide services until the end of the performance period.
The grants made to our named executive officers on January 18, 2021 were as follows:
Name	Number of PSUs Granted at Target	Number of RSUs Granted	Grant Date Value
Belgacem Chariag(1)	64,977	324,887	$6,000,007
Thomas Schneberger(2)	16,244	81,222	$1,500,002
Kurt J. Bitting(3)	16,244	48,733	$999,996
Michael Feehan(4)	11,371	34,113	$699,999
Joseph S. Koscinski(5)	16,244	81,222	$1,500,002
Michael Crews(6)	21,117	95,842	$1,799,999
Albert F. Beninati, Jr.(7)	24,366	73,100	$1,500,002
(1)	Mr. Chariag received 129,955 time vesting RSUs with one-year vesting, 194,932 time vesting RSUs with three-year ratable vesting and 64,977 PSUs.
(2)	Mr. Schneberger received 32,489 time vesting RSUs with one-year vesting, 48,733 time vesting RSUs with three-year ratable vesting and 16,244 PSUs.
(3)	Mr. Bitting received 48,733 time vesting RSUs with three-year ratable vesting and 16,244 PSUs.
(4)	Mr. Feehan received 34,113 time vesting RSUs with three-year ratable vesting and 11,371 PSUs.
(5)	Mr. Koscinski received 32,489 time vesting RSUs with one-year vesting, 48,733 time vesting RSUs with three-year ratable vesting and 16,244 PSUs.
(6)	Mr. Crews received 32,489 time vesting RSUs with one-year vesting, 63,353 time vesting RSUs with three-year ratable vesting and 21,117 PSUs.
(7)	Mr. Beninati received 73,100 time vesting RSUs with three-year ratable vesting and 24,366 PSUs.
42	2022 PROXY STATEMENT

2019 PSU Grant
The 2019 PSU grant contained two financial performance metrics: the average annual return on average net tangible assets (“ROANTA”) over the three-year performance period and the average annual Adjusted Free Cash Flow over the three-year performance period. The performance period ran from January 1, 2019 to December 31, 2021. The original performance metrics are reproduced in the table below.
Original PSU Grant Formula
Average Annual ROANTA		Performance Factor
		Threshold		Target		Maximum
Maximum	18.50%	100%	125%	150%	175%	200%
	18.25%	75%	100%	125%	150%	175%
Target	18.00%	50%	75%	100%	125%	150%
	17.50%	25%	50%	75%	100%	125%
Threshold	17.00%	13%	25%	50%	75%	100%

Average Annual Adjusted Free Cash Flow ($ in Thousands)		117,000	127,000	138,000	145,000	150,000
		Threshold		Target		Maximum
The ROANTA and Adjusted Free Cash Flow targets were set in January 2019 and assumed that the Performance Materials business and the Performance Chemicals business would be part of the Company for the entire performance period.
In October 2021, the Compensation Committee decided that the performance goals relating to the 2019 PSUs should be adjusted to take into account the fact that the Performance Materials business and the Performance Chemicals business were divested during the performance period. In the course of making the adjustments, it was determined that the Adjusted Free Cash Flow performance would result in a payment approaching 200 percent of target, but ROANTA performance would fall below threshold. The way the original performance metrics were structured, if performance on either factor fell below threshold, no PSUs would be earned.
The Compensation Committee determined that the Company’s strong Adjusted Free Cash Flow performance contributed to the Company’s long-term share value, and that it would be an unfair result if zero PSUs would be earned for the performance measurement period. Accordingly, the Compensation Committee decoupled the two performance metrics and assigned a 50 percent weight to each one. The revised 2019 PSU grant vesting formula is reproduced below:
Revised 2019 PSU Grant Vesting Formula
50% of Target PSUs shall be earned as follows:				50% of Target PSUs shall be earned as follows:
	Threshold	Target	Maximum		Threshold	Target	Maximum
Average Annual ROANTA	17%	18%	18.50%	Average Annual Free Cash Flow ($ in Thousands)	96,000	112,000	123,000
PSUs Earned as a % of Target	12.50%	100%	200%	PSUs Earned as a % of Target	12.50%	100%	200%
Under the revised formula, the average annual ROANTA was below the 17 percent threshold and no PSUs were earned based on the ROANTA portion of the vesting formula.
The average annual Adjusted Free Cash Flow was $137.3 million and PSUs were earned at 200 percent based on the Adjusted Free Cash Flow portion of the vesting formula.
2022 PROXY STATEMENT	43

Accordingly, the Compensation Committee in 2022 certified the vesting of the 2019 PSU grants as follows:
Executive	2019 PSUs Granted at Target - ROANTA	2019 PSUs Actually Earned at 0%- ROANTA	2019 PSUs Granted at Target - Adjusted Free Cash Flow	2109 PSUs Actually Earned at 200% - Adjusted Free Cash Flow	Total 2019 PSUs Earned
Belgacem Chariag	71,832	—	71,832	143,664	143,664
Kurt J. Bitting	12,167	—	12,167	24,334	24,334
Michael Feehan	4,056	—	4,056	8,112	8,112
Joseph S. Koscinski	12,167	—	12,167	24,334	24,334
Michael Crews	24,335	—	24,335	48,670	48,670
Grants Made in 2022
The Compensation Committee decided to make long-term equity-based incentive awards in 2022, and those awards were granted on January 17, 2022. With the sale of the Performance Materials business and the Performance Chemicals business, the Company has a new focus, as well as three new named executive officers. In recognition of that, the Compensation Committee decided to make three types of grants. First, our named executive officers received a grant of PSUs which could be earned based on achievement of TSR goals over a three-year period. Second, we made a grant of time-vesting RSUs, which vest ratably on January 5, 2023, January 5, 2024, and January 5, 2025. Third, we made a special retention grant of time vesting RSUs, which cliff vest on July 1, 2023. The awards granted were as follows:
Executive	PSUs	RSUs	Grant Date Value
Belgacem Chariag(1)	97,181	485,909	$5,999,996
Thomas Schneberger(2)	24,295	218,660	$2,500,007
Kurt J. Bitting(3)	24,295	218,660	$2,500,007
Michael Feehan(4)	24,295	218,660	$2,500,007
Joseph S. Koscinski(5)	24,295	194,364	$2,250,001
(1)	Mr. Chariag received 194,363 time vesting RSUs with vesting on July 1, 2023, 291,546 time vesting RSUs with three-year ratable vesting and 97,181 PSUs.
(2)	Mr. Schneberger received 145,773 time vesting RSUs with vesting on July 1, 2023, 72,887 time vesting RSUs with three-year ratable vesting and 24,295 PSUs.
(3)	Mr. Bitting received 145,773 time vesting RSUs with vesting on July 1, 2023 72,887 time vesting RSUs with three-year ratable vesting and 24,295 PSUs.
(4)	Mr. Feehan received 145,773 time vesting RSUs with vesting on July 1, 2023, 72,887 time vesting RSUs with three-year ratable vesting and 24,295 PSUs.
(5)	Mr. Koscinski received 121,477 time vesting RSUs with vesting on July 1, 2023, 72,887 time vesting RSUs with three-year ratable vesting and 24,295 PSUs.
Other Elements of Compensation
Additional Executive Benefits and Perquisites
We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. To the extent our named executive officers received these benefits in 2021, they are described in the footnotes to our 2021 Summary Compensation Table below. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including life insurance, relocation assistance, and the other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to a named executive officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our experience and knowledge of general industry practices.
44	2022 PROXY STATEMENT

Health and Welfare Benefits
Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.
Relocation Assistance
The Company’s business needs require it on occasion to relocate certain employees. To meet this need, we may, on a case-by-case basis, pay or reimburse certain relocation-related expenses, including temporary housing, living and travel expenses that are incurred by our employees, including our named executive officers.
Severance and Change in Control Benefits
Messrs. Chariag and Koscinski are, and Mr. Crews was, party to a severance agreement or letter agreement with us that provides them or, in the case of Mr. Crews, provided him, with severance protections and benefits in the event of certain qualifying terminations of employment. Messrs. Schneberger, Bitting, Feehan and Beninati are covered by the Amended and Restated Severance Plan of Ecovyst Catalyst Technologies LLC , first effective as of January 1, 2020. It is intended that named executive officers of the Company be covered by this Severance Plan in the future, unless they are already covered under one of the severance agreements referred to above.
The material terms of the severance and letter agreements with our named executive officers and the Severance Plan are described below under “Potential Payments Upon Termination or Change in Control—Severance Agreements.”
Transition and General Release Agreement with Mr. Crews
On March 22, 2021 we entered into a transition and general release agreement with Mr. Crews in connection with his termination of employment with the Company effective September 30, 2021.
In consideration for entering into the transition and general release agreement, and Mr. Crews’ adherence to the promises contained in both the agreement and his severance agreement, which include his execution of a general release of claims in favor of the Company, his adherence to noncompetition and nonsolicitation covenants for a period of 24 months following his termination of employment and perpetual covenants relating to confidentiality and non-disparagement, and other terms and conditions, the Company agreed to provide Mr. Crews the following:
1.
A monthly payment of an amount equal to his monthly salary, plus the monthly portion of his target bonus. These payments will continue for a period of 24 months, commencing in October 2021, pursuant to the terms of his severance agreement.

2.	Any bonus earned for 2021, payable at the same time and in accordance with the annual bonus payable to similarly situated employees, in accordance with the terms of his severance agreement.
3.
In accordance with the terms of his severance agreement, rights to continued participation in health, vision and dental plans for a period of 24 months for Mr. Crews and his dependents, commencing October 1, 2021.

4.	In addition, in recognition of Mr. Crews’ contributions to the success of the Company, the Compensation Committee agreed that Mr. Crews’ equity grants would be amended as follows:
i.	Mr. Crews’ unvested MOI shares and options will be eligible to vest during the two-year period beginning October 1, 2021, if applicable MOI targets are met during that time.
ii.	Mr. Crews’ unvested RSUs will be eligible to vest during the two-year period beginning October 1, 2021.
iii.	Mr. Crews will have a period of two years beginning October 1, 2021 to exercise any options which are already vested or which become vested.
2022 PROXY STATEMENT	45

iv.	Mr. Crews will have continued vesting eligibility on a pro-rata basis for all his outstanding and unvested PSUs through the applicable performance period for such PSUs.
Agreement with Mr. Beninati
A partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading LLC acquired the Performance Chemicals business from the Company on August 2, 2021, and Mr. Beninati agreed to assume the position of President and CEO of the business as of that date. In consideration of Mr. Beninati’s agreement to take that role and assist in the smooth transition of ownership, the Compensation Committee agreed that Mr. Beninati would continue to vest all of his unvested RSUs, and that he would be eligible to earn and vest certain PSUs for a period of time. In particular:
1.	All unvested RSUs held by Mr. Beninati as of August 2, 2021 will be allowed to continue to vest as scheduled.
2.	For purposes of outstanding PSU grants still unearned and vested, Mr. Beninati will be deemed to have remained employed by the Company until December 31, 2022.
3.	Continued vesting of RSUs and continued earning and vesting of PSUs will cease at such time, if any, Mr. Beninati voluntarily resigns from the Performance Chemicals business.
Stock Ownership Guidelines for Executive Officers
Under our stock ownership guidelines, applicable to our executive officers and our non-employee directors, each of our named executive officers, other than our Chief Executive Officer, is expected to have ownership of our Common Stock in an amount equal to at least three times the named executive officer’s annualized base salary, and our Chief Executive Officer is expected to have ownership of our Common Stock in an amount equal to at least five times his annualized base salary.
Executive officers subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares of Common Stock they acquire upon the vesting or exercise of their equity-based awards (on an after-tax basis).
The following table summarizes the ownership of our Common Stock as of December 31, 2021 by our named executive officers:
Name	Ownership Requirement Relative to Annual Base Salary	Actual Ownership Multiple(1)
Belgacem Chariag	5x	9.68x
Thomas Schneberger	3x	3.16x
Kurt J. Bitting	3x	5.62x
Michael Feehan	3x	4.29x
Joseph S. Koscinski	3x	7.59x
(1)
In accordance with our stock ownership guidelines, ownership amounts include shares of our Common Stock that have been gifted to irrevocable trusts, and have been determined based on a share price of $10.95, which is the average closing price of our Common Stock on the New York Stock Exchange over the 90-day trading period prior to December 31, 2021.

46	2022 PROXY STATEMENT

Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Prior to January 1, 2018, certain compensation that qualified as “performance-based” was exempted from the above deductibility limits under Section 162(m). However, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exception, with certain limited grandfathering provisions.
Under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) for a transition period following the initial public offering (the “Post-IPO Transition Period”). The Amendment and Restatement of the 2017 Plan which stockholders approved at the 2020 annual meeting ended the Post-IPO Transition Period with respect to the 2017 Plan. The Compensation Committee believes that its primary responsibility is to provide a compensation program in accordance with its overall compensation philosophy and policies described above, and it retains flexibility to approve or amend compensation arrangements that may result in a loss of deductibility or may not be deductible in whole or in part under Section 162(m).
2022 PROXY STATEMENT	47

2021 Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by or paid to our named executive officers for the year ended December 31, 2021, and where applicable, the years ending December 31, 2020 and December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Belgacem Chariag Chairman, President and Chief Executive Officer	2021	960,000	—	6,000,007	1,807,997	185,051	8,953,055
	2020	960,000	—	3,999,998	541,565	79,390	5,580,953
	2019	880,000	—	3,519,998	965,055	98,470	5,463,523
Thomas Schneberger(1) Vice President and President, Catalyst Technologies	2021	380,000	—	1,500,002	531,050	43,300	2,454,352
	2020	380,000	—	750,008	117,903	10,370	1,258,281
	2019	31,667	—	—	19,100	—	50,767
Kurt J. Bitting Vice President and President, Ecoservices	2021	361,000	—	999,996	487,350	68,740	1,917,086
	2020	336,000	—	750,008	104,361	63,510	1,253,879
	2019	275,116	—	750,005	187,562	51,439	1,264,122
Michael Feehan(2) Vice President and Chief Financial Officer	2021	294,239	—	699,999	295,964	47,495	1,337,697
	2020	269,198	35,000	350,005	53,152	25,492	732,847
	2019	249,687	—	499,993	99,675	21,920	871,275
Joseph S. Koscinski Vice President, Secretary, and General Counsel	2021	425,000	—	1,500,002	440,228	89,371	2,454,601
	2020	425,000	—	750,008	131,865	63,120	1,369,993
	2019	400,000	—	750,005	241,264	60,999	1,452,268
Albert F. Beninati, Jr.(3) Former Vice President and President, Performance Chemicals	2021	262,500	—	1,500,002	—	61,280	1,823,782
	2020	450,000	—	1,000,000	134,440	76,607	1,661,047
	2019	37,500	—	—	23,039		60,539
Michael Crews(4) Former EVP and Chief Financial Officer	2021	378,756	—	1,799,999	534,984	1,828,900	4,542,639
	2020	505,000	—	1,250,008	213,664	46,834	2,015,506
	2019	480,000	—	1,499,994	394,795	35,486	2,410,275
(1)	Mr. Schneberger joined the Company on December 1, 2019. His base salary and annual performance-based bonus for 2019 were prorated based on the number of days employed during 2019.
(2)	Mr. Feehan received a $35,000 cash bonus in December of 2020 for his work on the successful sale of the Company’s Performance Materials segment.
(3)
Mr. Beninati joined the Company on December 1, 2019. His base salary and annual performance-based bonus for 2019 were prorated based on the number of days employed during 2019.Mr. Beninati’s employment with the Company terminated on August 2, 2021 as a result of the divestiture of the Performance Chemicals segment, and under the terms of his departure he was not eligible for a 2021 EIP payment.

(4)
Mr. Crews’ employment with the Company terminated on September 30, 2021. Under the terms of his Transition and General Release Agreement, beginning on October 1, 2021 Mr. Crews receives a monthly payment of an amount equal to his monthly salary, and the monthly portion of his target bonus, plus a pro-rata portion of his incentive earned under the 2021 EIP.

(5)
The amounts shown reflect the aggregate grant date fair value of RSUs and PSUs granted to each of Messrs. Chariag, Schneberger, Bitting, Feehan, Koscinski, Beninati, and Crews in 2021 and 2020, and of RSUs and PSUs granted to each of Messrs. Chariag, Bitting, Feehan, Koscinski, and Crews in 2019, computed in accordance with FASB ASC Topic 718, in each case, disregarding the effects of estimated forfeitures. These amounts reflect our cumulative accounting expense over the vesting period, disregarding the effects of estimated forfeitures, and do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2021, Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2020, and Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2019. With respect to the PSUs, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For PSUs, the aggregate grant date fair value of these awards assumes performance at 100% of target. The aggregate grant date fair value of the PSU awards assuming the maximum level of performance is achieved, is: Mr. Chariag’s 2021 grant, $1,999,992; Mr. Schneberger’s 2021 grant, $499,990, Mr. Bitting’s 2021 grant $499,990; Mr. Feehan’s 2021 grant $349,999; Mr. Koscinski’s 2021 grant, $499,990; Mr. Beninati’s 2021 grant, $749,985; and Mr. Crews’ 2021 grant, $649,981.

(6)
The amounts reported in this column represent the annual cash performance-based bonuses earned by our named executive officers under the EIP in 2021 and its predecessor plan (known as the PQIP) in 2020 and 2019 as a result of the achievement of certain Company performance objectives, as described above.

(7)	The amounts shown in the All Other Compensation column for 2021, 2020, and 2019 include the following:
48	2022 PROXY STATEMENT

2021 All Other Compensation Table
Executive	Year	401(k) Plan Company Match ($)	401(k) Plan Company 4% Contribution ($)	PRA SERP Company Contribution ($)	Relocation Expenses ($)	Life Insurance ($)	Severance ($)	Dividends Equivalents ($)(1)	Housing, Car, and Tax Prep Allowance ($)	Total Other Comp ($)
Belgacem Chariag	2021	—	11,600	48,463	—	1,542	—	123,446	—	185,051
	2020	—	11,400	65,602	—	2,388	—	—	—	79,390
	2019	—	11,200	34,035	—	2,388	—	—	50,847	98,470
Thomas Schneberger	2021	8,700	11,600	8,316	—	1,175	—	13,509	—	43,300
	2020	8,550	—	—	—	1,820	—	—	—	10,370
	2019	—	—	—	—	—	—	—	—	—
Kurt J. Bitting(2)	2021	8,700	17,400	10,522	2,971	1,036	—	28,111	—	68,740
	2020	8,550	17,100	14,314	22,175	1,371	—	—	—	63,510
	2019	8,253	16,800	3,577	21,753	1,056	—	—	—	51,439
Michael Feehan	2021	8,700	11,600	2,296	—	842	—	24,057	—	47,495
	2020	8,076	11,400	4,755	—	1,261	—	—	—	25,492
	2019	7,791	11,200	1,721	—	1,208	—	—	—	21,920
Joseph S. Koscinski	2021	8,700	11,600	10,675	—	1,314	—	28,111	28,971	89,371
	2020	8,550	11,400	15,251	—	1,915	—	—	26,004	63,120
	2019	8,400	11,200	11,152	—	1,915	—	—	28,332	60,999
Albert F. Beninati, Jr.(3)(5)	2021	7,875	11,600	4,278	18,473	1,041	—	18,013	—	61,280
	2020	7,125	11,400	7,522	48,411	2,149	—	—	76,607
	2019	—	—	—	—	—	—	—	—	—
Michael Crews(4)(5)	2021	8,700	—	—	—	983	1,767,499	51,718	—	1,828,900
	2020	8,550	11,400	24,592	—	2,292	—	—	—	46,834
	2019	3,600	11,200	18,394	—	2,292	—	—	—	35,486
(1)	Represents the $1.80 per share dividend paid when RSUs vested in 2021.
(2)
Mr Bitting’s relocation expenses for: 2019 consisted of $16,415 plus a reimbursement of $5,338 for income taxes owed with respect to such reimbursement; 2020 consisted of $16,625 plus a reimbursement of $5,550 for income taxes owed with respect to such reimbursement; 2021 consisted of $2,090 plus a reimbursement of $881 for income taxes owed with respect to such reimbursement.

(3)
Mr. Beninati’s relocation expenses for: 2020 consisted of $35,405 plus a reimbursement of $13,006 for income taxes owed with respect to such reimbursement; 2021 consisted of $13,212 plus a reimbursement of $5,261 for income taxes owed with respect to such reimbursement through his termination date. His employment with the Company terminated on August 2, 2021, which was the date that the Company completed the divestiture of its Performance Chemicals segment to a partnership between Cerberus Capital Management, L.P. and Koch Minerals & Trading, LLC.

(4)	Mr. Crews’ employment with the company terminated on September 30, 2021.
(5)	2021 amounts are reflected for the period Messrs. Beninati and Crews were employed by the Company.
2022 PROXY STATEMENT	49

2021 Grants of Plan-Based Awards
The following table summarizes plan-based awards granted to our named executive officers for the year ended December 31, 2021.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: # of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Belgacem Chariag	EIP	—	288,000	960,000	1,920,000	—	—	—	—	—
	RSU Grant	1/18/2021	—	—	—	—	—	—	194,932	3,000,003
	RSU Grant	1/18/2021	—	—	—	—	—	—	129,955	2,000,007
	PSU Grant	1/18/2021	—	—	—	16,244	64,977	129,954	—	999,996
Thomas Schneberger	EIP	—	81,700	272,333	544,666	—	—	—	—	—
	RSU Grant	1/18/2021	—	—	—	—	—	—	48,733	750,001
	RSU Grant	1/18/2021	—	—	—	—	—	—	32,489	500,006
	PSU Grant	1/18/2021	—	—	—	4,061	16,244	32,488	—	249,995
Kurt J. Bitting	EIP	—	81,225	270,750	541,500	—	—	—	—	—
	RSU Grant	1/18/2021	—	—	—	—	—	—	48,733	750,001
	PSU Grant	1/18/2021	—	—	—	4,061	16,244	32,488	—	249,995
Michael Feehan	EIP	—	47,145	157,149	314,298	—	—	—	—	—
	RSU Grant	1/18/2021	—	—	—	—	—	—	34,113	524,999
	PSU Grant	1/18/2021	—	—	—	2,843	11,371	22,742	—	175,000
Joseph S. Koscinski	EIP	—	70,125	223,750	467,500	—	—	—	—	—
	RSU Grant	1/18/2021	—	—	—	—	—	—	48,733	750,001
	RSU Grant	1/18/2021	—	—	—	—	—	—	32,489	500,006
	PSU Grant	1/18/2021	—	—	—	4,061	16,244	32,488	—	249,995
(1)
Represents potential payments pursuant to the EIP, the Company’s performance-based annual bonus plan. Actual amounts earned by the named executive officer under the EIP with respect to 2021 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Represents grants made to the named executive officers of PSUs that will vest in February 2024 subject to achievement of TSR performance over the three-year performance period ending December 31, 2023 described above under “Long-Term Equity Based Incentive Awards” in the Compensation Discussion and Analysis, generally subject to continued service through the applicable vesting date. Depending on the level of achievement of the performance goals, an amount ranging from 0% to 200% of the target number of PSUs granted may actually be earned.

(3)
Represents grants made to the named executive officers of RSUs that vest in either one year of the anniversary of the grant date or three equal installments on each of the first three anniversaries of the grant date, generally subject to continued service through the applicable vesting date. See notes (1) – (7) in the Grants in 2021 Table above.

(4)
Amounts shown reflect the aggregate grant date fair value of the equity awards granted in 2021, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. See note (5) to the Summary Compensation Table above.

50	2022 PROXY STATEMENT

2021 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2021.
		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable (#)	# of Securities Underlying Unexercised Options Unexercisable (#)(11)	Equity incentive plan awards: # of Securities Underlying Unexercised Unearned Options (#)(11)	Option Exercise Price ($)(12)	Option Expiration Date	# of Shares or Units of Stock That have Not Vested (#)(13)(14)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)(13)(14)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(15)
Belgacem Chariag
	8/9/2018	241,316	—	—	12.50	8/9/2028	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	28,553	292,383	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	142,765	1,461,914
	1/20/2020(3)	—	—	—	—	—	80,056	819,773	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	120,084	1,229,660
	1/18/2021(5)	—	—	—	—	—	194,932	1,996,104	—	—
	1/18/2021(6)	—	—	—	—	—	129,955	1,330,739	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	64,977	665,364
Michael Feehan
	9/19/2007(8)	—	—	—	—	—	—	—	5,270	53,965
	2/24/2010(8)	—	—	—	—	—	—	—	8,316	85,156
	1/15/2017(9)	6,620	6,621	6,621	3.98	1/15/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	8,112	83,067	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	8,112	83,067
	1/20/2020(3)	—	—	—	—	—	10,508	107,602	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	5,253	53,791
	1/18/2021(5)	—	—	—	—	—	34,113	349,317	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	11,371	116,439
Kurt J. Bitting
	5/4/2016(9)(10)	38,064	38,064	38,064	3.04	5/4/2016	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	8,112	83,067	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	24,335	249,190
	1/20/2020(3)	—	—	—	—	—	15,011	153,713	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	230,564
	1/18/2021(5)	—	—	—	—	—	48,733	499,026	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	16,244	166,339
Thomas Schneberger
	1/20/2020(3)	—	—	—	—	—	15,011	153,713	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	230,564
	1/18/2021(5)	—	—	—	—	—	48,733	499,026	—	—
	1/18/2021(6)	—	—	—	—	—	32,489	332,687	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	16,244	166,339
2022 PROXY STATEMENT	51

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options Exercisable (#)	# of Securities Underlying Unexercised Options Unexercisable (#)(11)	Equity incentive plan awards: # of Securities Underlying Unexercised Unearned Options (#)(11)	Option Exercise Price ($)(12)	Option Expiration Date	# of Shares or Units of Stock That have Not Vested (#)(13)(14)	Market Value of Shares or Units of Stock That Have Not Vested ($)(15)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)(13)(14)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(15)
Joseph S. Koscinski
	11/1/2015	19,861	—	—	1.88	11/1/2025	—	—	—	—
	10/2/2017	37,175	—	—	11.97	10/2/2027	—	—	—	—
	10/2/2017	18,587	—	—	11.97	10/2/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	8,112	83,067	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	24,335	249,190
	1/20/2020(3)	—	—	—	—	—	15,011	153,713	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	230,564
	1/18/2021(5)	—	—	—	—	—	48,733	499,026	—	—
	1/18/2021(6)	—	—	—	—	—	32,489	332,687	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	16,244	166,339
Albert F. Beninati, Jr.
	1/20/2020(3)	—	—	—	—	—	20,014	204,943	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	30,021	307,415
	1/18/2021(5)	—	—	—	—	—	73,100	748,544	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	24,366	249,508
Michael Crews
	8/1/2015	54,536	—	—	1.88	9/30/2023	—	—	—	—
	6/30/2016(8)	—	—	—	—	—	—	—	12,945	132,557
	6/30/2016(9)	45,678	—	45,678	3.05	9/30/2023	—	—	—	—
	10/2/2017	55,762	—	—	11.97	9/30/2023	—	—	—	—
	10/2/2017	31,599	—	—	11.97	9/30/2023	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	16,223	166,124	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	48,670	498,381
	1/20/2020(3)	—	—	—	—	—	25,018	256,184	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	25,017	256,174
	1/18/2021(5)	—	—	—	—	—	63,353	648,735	—	—
	1/18/2021(6)	—	—	—	—	—	32,489	332,687	—	—
	1/18/2021(7)	—	—	—	—	—	—	—	7,039	72,079
(1)
Time-based restricted stock units will vest in three equal annual installments beginning on January 5, 2020, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(2)
Performance-based restricted stock units will vest at the end of the performance period, December 31, 2021, subject to the achievement of performance goals between the period of January 1, 2019 and December 31, 2021, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(3)
Time-based restricted stock units will vest in three equal annual installments beginning on January 20, 2021, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(4)
Performance-based restricted stock units will vest at the end of the performance period, December 31, 2022, subject to the achievement of performance goals between the period of January 1, 2020 and December 31, 2022, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(5)
Time-based restricted stock units will vest in three equal annual installments beginning on January 5, 2022, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

52	2022 PROXY STATEMENT

(6)
Time-based restricted stock units will vest in full on January 5, 2022, generally provided that the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(7)
Performance-based restricted stock units will vest at the end of the performance period, December 31, 2023, subject to the achievement of performance goals between the period of January 1, 2021 and December 31, 2023, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(8)
Performance-based restricted shares will vest on achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(9)
Performance-based stock options will vest on the achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(10)	These options were granted in an exchange of equity in connection with a prior corporate reorganization.
(11)	On September 28, 2017, the numbers of shares underlying outstanding Class A option awards were adjusted to reflect a stock split of 1 Class A share to 8.8275 common shares.
(12)
On September 28, 2017, the option exercise prices of outstanding option awards were adjusted to reflect the corporate reorganization described in note 10. On December 14, 2020, our Board authorized a reduction in the per share option exercise prices of outstanding option awards by $1.80, the amount per share of a special dividend declared by the Board. On August 2, 2021, our Board authorized a reduction in the option exercise prices of outstanding option awards by $3.20, the amount per share of a special dividend declared by the Board.

(13)
On September 28, 2017, the numbers of restricted shares granted pursuant to outstanding restricted stock agreements were adjusted. The restricted stock awards granted to the named executive officers between April 30, 2015 and January 15, 2017 were adjusted to reflect the conversion of 1 Class B share to 15 common shares.

(14)
The Board declared special cash dividends on December 14, 2020 and August 2, 2021. Pursuant to Section 4.5 of the 2017 Plan, the Board is authorized to make an equitable adjustment to the terms of any outstanding equity awards which might be impacted by changes in the Company’s capital structure, including payment of an extraordinary dividend. In connection with the special dividend, the Board determined to pay a dividend equivalent equal to the special cash dividend to holders of outstanding equity awards as the underlying shares subject of those awards vest. To the extent those dividend equivalent payments are paid to named executive officers, they will be reported as cash compensation in the year they are received.

(15)	Fair market value has been determined based on the fair market value per share of our Common Stock of $10.24, which was the closing price of a share of our Common Stock as of December 31, 2021.
Option Exercises and Stock Vested in 2021
The following table shows amounts realized by our named executive officers upon the vesting of restricted shares or restricted stock units during the year ended December 31, 2021. No options were exercised by any of our named executive officers in the year ended December 31, 2021.
	Stock Awards
Executive	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Belgacem Chariag	68,581	1,023,031
Thomas Schneberger	7,505	116,290
Kurt J. Bitting	15,617	230,726
Michael Feehan	13,365	195,833
Joseph S. Koscinski	15,617	230,726
Albert F. Beninati, Jr.	10,007	155,058
Michael Crews	28,732	422,685
(1)	Amounts reflect the aggregate dollar value realized upon vesting by multiplying the number of shares that vested by the market value of the underlying Common Stock on the applicable vesting date.
Retirement Plan Benefits
We maintain the Ecovyst 401(k) Savings Plan, a tax-qualified 401(k) defined contribution plan, in which substantially all of our full-time U.S. employees, including our named executive officers, are eligible to participate. We currently provide an employer contribution equal to 4% of qualifying earnings and an employer matching contribution equal to 50% of a participant’s contributions up to 6% of qualifying earnings, subject to limits established by the Internal Revenue Code. As described in more detail below, our named executive officers participate in the Ecovyst Non-Qualified Personal Retirement Account Excess Savings Plan, an excess benefit plan designed to provide
2022 PROXY STATEMENT	53

supplemental contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. We believe these plans provide our named executive officers with an opportunity for tax-efficient savings and long-term financial security.
Nonqualified Deferred Compensation
All of our named executive officers participate in the Ecovyst Non-Qualified Personal Retirement Account Excess Savings Plan, or the PRA SERP. The PRA SERP is an excess benefit plan designed to provide supplemental Personal Retirement Account contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. The plan is administered by a committee appointed by our Board.
Contributions — There are no executive contributions under the PRA SERP. Each plan year, we credit to participant accounts under the PRA SERP the excess of (a) the amount that would have been credited for that year to the participant’s Personal Retirement Account under our 401(k) plan disregarding the dollar limits imposed by the Internal Revenue Code for maximum annual compensation over (b) the amount that was actually so credited. The plan administrator may from time to time also elect to make special contributions to participant accounts.
Earning and losses — Participant accounts are deemed to be invested in Vanguard target retirement funds based on a participant’s age. At the end of each calendar quarter, we adjust participant accounts with earnings/losses equal to that calendar quarter’s return for the applicable target retirement fund.
Vesting and distributions — Participants vest in their accounts under the PRA SERP upon completion of three years of service or, if earlier, upon the participant’s death or disability or a change in control. The value of a participant’s vested account balance is paid in a lump sum on the first to occur of the participant’s separation from service or disability, provided that distributions to “key employees” within the meaning of Section 416(i) of the Internal Revenue Code as of the date of the participant’s separation from service will not be made until six (6) months after the participant’s separation from service or, if earlier, the participant’s death.
The following table provides information regarding participation by our named executive officers in the PRA SERP during the year ended December 31, 2021.
Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Belgacem Chariag	—	48,463	9,466	—	119,367
Thomas Schneberger	—	8,316	—	—	—
Kurt J. Bitting	—	10,522	2,713	—	25,498
Michael Feehan	—	2,296	2,780	—	23,263
Joseph S. Koscinski	—	10,675	7,327	—	75,366
Albert F. Beninati, Jr.	—	4,278	—	—	—
Michael Crews	—	—	8,592	—	89,980
(1)	Represents Company contributions with respect to 2021 that were credited in 2022. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Earnings are credited quarterly, based on the returns of the appropriate Vanguard Retirement Fund.
(3)	Represents balances under the PRA SERP plan as of December 31, 2021 and does not include amounts attributable to Company contributions made with respect to 2021 but not credited until 2022.
54	2022 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control
Cash Severance
Messrs. Chariag and Koscinski are party to a severance agreement or letter agreement with us that provides them with severance protections and benefits in the event of certain qualifying terminations of their employment. They are also covered by the Company’s Amended and Restated Severance Plan (the “Severance Policy”) which was adopted by the Company effective January 1, 2020.
Messrs. Schneberger, Bitting and Feehan are not party to a severance agreement or letter agreement with us and are covered by the Severance Policy.
Employees, including our named executive officers, who have entered into a written individual employment agreement or severance agreement, or offer letter with the Company containing a severance provision prior to January 1, 2020 will only receive the severance benefit that provides the maximum benefit, either from such prior agreement or from the Severance Policy, but not both.
The severance agreements for Messrs. Chariag and Koscinski provide for the severance payments and benefits described below in connection with specified termination events, subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below. The terms “cause”, “good reason” and “disability” are each defined in the applicable agreements.
Under the terms of their severance agreements, in the event of a termination of the named executive officer’s employment by the Company without cause or by the named executive officer with good reason, each of Messrs. Chariag and Koscinski will receive: (i) his base salary and target annual incentive bonus for a two-year period following termination paid in equal installments over such two-year period in accordance with the normal payroll practices of the Company; (ii) a pro rata amount of the annual incentive bonus that would have been payable in the year of termination based on the number of days the named executive officer was employed during the calendar year and subject to the Company’s achievement of applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses under the EIP are normally paid; and (iii) continuation of health benefits at active employee rates for 24 months (or until the named executive officer otherwise becomes eligible for health benefits as a result of commencing new employment) to the extent permitted by the applicable benefit plan, or reimbursement of the costs for such coverage under COBRA.
Under the terms of the Severance Plan, Messrs. Schneberger, Bitting and Feehan are eligible to receive two weeks’ notice of termination, in addition to the severance payments. The severance payments consist of 52 weeks of severance pay, plus two weeks for each completed year of service with credit for a partial year, up to a maximum of 78 weeks. In addition, the severance payments include an amount equal to each executive’s target bonus for each year of severance paid, plus a pro rata target bonus for each fractional year of severance paid. These amounts will be paid in equal installments over the severance period. Finally, each executive will be eligible to receive a pro rata amount of any annual incentive bonus that would have been payable in the year of termination based on actual achievement of the applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses are normally paid, provided the effective date of termination was on or after July 1 in the year of termination; as well as continuation of health benefits at active employee rates over the severance period (or until the executive otherwise has access to substantially equivalent health benefits as a result of commencing new employment).
If Mr. Chariag’s employment is terminated by the Company without cause or by him with good reason, in each case, within the one year following a change in control of the Company, in addition to the severance payments and benefits described above, he will also be entitled to a payment equal to the sum of his base salary and target annual incentive bonus paid in a lump sum on the second anniversary of the date his employment terminates.
If the employment of Messrs. Chariag or Koscinski is terminated due to death or disability, the individual (or his estate) will receive a pro rata amount of his target annual incentive bonus.
Each of the severance agreements provides that in the event that all or any portion of the payments or benefits provided under the severance agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the named executive officer will be entitled to receive an amount equal to the greater of (on an after-tax basis) (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G, or
2022 PROXY STATEMENT	55

(ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.
The severance agreements with each of Messrs. Chariag and Koscinski contain restrictive covenants for the benefit of the Company, including two-year post termination non-compete and non-solicitation covenants, a prohibition of disclosure of confidential information, an assignment of inventions and patents to the Company and perpetual confidentiality and non-disparagement covenants. The Severance Policy, which governs payments to Messrs. Schneberger, Bitting and Feehan contains the same restrictive covenants.
The terms of Mr. Crews’ separation agreement, along with the forms and amounts of actual severance paid, are discussed above in the section entitled “Transition and General Release Agreement with Mr. Crews.”
Amended and Restated Severance Plan of Ecovyst Catalyst Technologies LLC
The Severance Plan was adopted by the Company effective January 1, 2020, and will likely impact severance benefits of our future named executive officers.
Equity Awards
The non-vested portion of equity awards subject to time vesting will forfeit upon a change of control of the Company unless the successor determines to maintain the awards for executives whose employment continues.
Equity awards subject to performance vesting based on the MOI Target will vest and, as applicable, become exercisable upon a change of control only if such change of control results in the MOI Target being satisfied. A portion of the PSUs granted in 2020, 2021 and 2022 may be deemed earned and may vest upon a change of control, with such portion to be determined by the Compensation Committee based on the level of achievement of the applicable performance measures prior to the change of control.
Upon a termination of the named executive officer’s employment due to death, disability, retirement, without cause, or for good reason (if applicable), equity awards subject to performance vesting based on the MOI Target will vest, and as applicable, become exercisable, only if the MOI Target is satisfied on or before the six month anniversary of the termination of employment.
Upon a termination of the named executive officer’s employment due to disability, retirement, without cause, or for good reason (if applicable), a pro rata portion of the target number of PSUs granted in 2019, 2020, 2021 and 2022 will remain outstanding until the applicable vesting date of the award and will be eligible to be earned based on actual performance, with such pro rata portion based on the number of days of the performance period that occurred prior to the termination of employment. Upon a termination of the named executive officer’s employment due to death, a pro rata portion of the target number of PSUs granted in 2020, 2021 and 2022 will be deemed earned at target levels and will vest, with such pro rata portion based on the number of days of the performance period that occurred prior to the named executive officer’s death.
With respect to time-based restricted stock units granted in the period from 2019-2022, and outstanding time-based stock options, there would be no acceleration of vesting on a termination of employment prior to the applicable vesting date of the award.
56	2022 PROXY STATEMENT

The table below shows the estimated value of the severance benefits that each of our currently employed named executive officers would have been entitled to receive if his employment was terminated by us without cause or by the named executive officer for good reason or the termination was due to death, disability, or retirement. The table below assumes that such termination occurred on December 31, 2021. The table below also shows the estimated value associated with the acceleration of certain outstanding equity awards upon a change of control of the Company, assuming that such change of control occurred on December 31, 2021. The actual amounts that would be paid to any named executive officer can only be determined at the time an actual termination of employment or change of control occurs and could vary from those listed below.
	Termination without Cause or for Good Reason without a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Belgacem Chariag	3,840,000	36,196	—	3,876,196
Thomas Schneberger	754,519	28,142	—	782,661
Kurt J. Bitting	971,923	39,120	—	1,011,043
Michael Feehan	875,000	39,120	—	914,120
Joseph S. Koscinski	1,317,500	15,132	—	1,332,632
	Termination without Cause or for Good Reason with a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Belgacem Chariag	5,760,000	36,196	—	5,796,196
Thomas Schneberger	754,519	28,142	—	782,661
Kurt J. Bitting	971,923	39,120	—	1,011,043
Michael Feehan	875,000	39,120	—	914,120
Joseph S. Koscinski	1,317,500	15,132	—	1,332,632
Change of Control - No Termination
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Belgacem Chariag	—	—	—	—
Thomas Schneberger	—	—	—	—
Kurt J. Bitting	—	—	—	—
Michael Feehan	—	—	—	—
Joseph S. Koscinski	—	—	—	—
	Termination Due to Death, Disability or Retirement
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Belgacem Chariag	—	—	1,113,779	1,113,779
Thomas Schneberger	—	—	223,665	223,665
Kurt J. Bitting	—	—	223,665	223,665
Michael Feehan	—	—	79,847	79,847
Joseph S. Koscinski	—	—	223,665	223,665
(1)
Represents the cash severance amounts that would have been payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount in effect as of December 31, 2021, and without including any accrued but unpaid compensation, paid time – off or any bonus earned with respect to 2021 performance (pro rata or otherwise). The cash severance amounts that would have been payable to each of our named executive officers in connection with a termination of employment under various circumstances are described in more detail above.

(2)
Represents the estimated value of the Company – paid portion of the premium for health benefits for the applicable period. For purposes of these calculations, the estimates are based on the Company’s contribution rates as in effect on January 1, 2022.

(3)	Represents the value of pro rata portion of the target number of PSUs granted in 2020 and 2021 assuming that the named executive officer’s death occurred on December 31, 2021.
2022 PROXY STATEMENT	57

CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.
The median of the annual total compensation of all employees in our Company for 2021, except for our Chief Executive Officer, was $117,502. The total annualized compensation for our Chief Executive Officer for 2021 was $8,953,055. The resulting 2021 ratio of annual total compensation of our Chief Executive officer to the median of the annual total compensation of all of our other employees is estimated to be 76.19:1.
We chose a measurement date of December 31, 2021 for identifying our median employee. We examined the annual base salary or base rate of pay of all our employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2021. We included all U.S. and non-U.S. employees who worked full-time, part-time or as interns. The use of annual base salary or base rate of pay is a consistently applied compensation measure that we believe reasonably reflects the compensation for our employee population.
In the cases where a full-time or a regular scheduled part-time employee was employed on December 31, 2021, but was not employed by the Company for all of 2021, the base salary or base rate of pay was annualized. Regular scheduled part-time employees were not converted into full-time equivalents. Annual base salary or base rate of pay, as applicable, includes overtime, shift premium, vacation and paid sick time. The base salaries or base rates of pay of non-U.S. employees were converted into U.S. dollars using the Company’s internal year to date average exchange rates.
After identifying the median employee based on the above methodology, we calculated that individual’s total annual compensation using the same methodology set forth in the 2021 Summary Compensation Table in this Proxy Statement.
Equity Compensation Plan Information
The following table gives information, as of December 31, 2021, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The SIP and the 2017 Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,509,327	6.99	11,157,366
Equity compensation plans not approved by security holders	0	0	0
Total	5,509,327	6.99	11,157,366
(a)
Represents the number of underlying shares of our Common Stock associated with outstanding options, RSUs and PSUs under stockholder approved plans and includes 1,077,050 stock options granted under the SIP, 807,301 stock options granted under the 2017 Plan, 2,507,421 RSUs granted under the 2017 Plan, and 1,117,555 PSUs granted under the 2017 Plan assuming performance at 100% of target.

(b)
Represents weighted-average exercise price of options outstanding under the SIP and the 2017 Plan and takes into account the reduction in option exercise prices of outstanding option awards by $5.00, which is equal to the $1.80 per share of a special dividend declared by our Board on December 14, 2020 plus the $3.20 per share of a special dividend declared by our Board on August 2, 2021. See note (1) above with respect to restricted stock units granted under the 2017 Plan. The weighted-average exercise price does not take these awards into account.

(c)
Represents the number of underlying shares of our Common Stock authorized for issuance under future equity awards granted under the 2017 Plan, which reflects PSU performance at 100% of target. At maximum performance of 200% of target, the number of securities remaining available for future issuance under equity compensation plans would decrease to 10,039,811.

58	2022 PROXY STATEMENT

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our Board and the Compensation Committee expect to consider the voting results when making future compensation decisions.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performing executive management team that improves our fundamental financial performance and provides value to the Company and its stockholders.
We ask for your advisory vote on the following resolution:
“RESOLVED, that the stockholders hereby approve the compensation of Ecovyst Inc.’s named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Generally, approval of any matter presented to stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on the matter. However, because this vote is advisory and non-binding there is no “required” vote that would constitute approval.
Your Board unanimously recommends that you vote “FOR” approval of this proposal.
2022 PROXY STATEMENT	59

AUDIT COMMITTEE MATTERS
Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Further, the Board has determined that one of our members (Ms. Ward) is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee met eight times during fiscal 2021 with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.
We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We have discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission and have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We discussed with management, the internal auditors and PwC the Company’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and their audit efforts.
We discussed and reviewed with PwC their communications required by the Standards of the PCAOB and, with and without management present, discussed and reviewed the results of PwC’s examination of the Company’s financial statements. We also discussed the results of the internal audit examinations with and without management present.
We reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2021 with management and PwC. Management has the responsibility for the preparation of the Company’s financial statements, and PwC has the responsibility for the audit of those statements.
Based on these reviews and discussions with management and PwC, we approved the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission. We also have selected PwC as the independent registered public accounting firm for the year ended December 31, 2022, subject to ratification by the Company’s stockholders.
Audit Committee
Susan Ward, Chairperson
Robert Coxon
Kyle Vann
60	2022 PROXY STATEMENT

Audit and Other Fees
The aggregate fees that Ecovyst paid for professional services rendered by PwC for the fiscal year ended December 31, 2021 (fiscal 2021) and the fiscal year ended December 31, 2020 (fiscal 2020) were:
	Fiscal 2021	Fiscal 2020
Audit	$3,612,000	$3,271,617
Audit Related	$1,393,000	$157,941
Tax	$939,145	$1,733,712
All Other	$9,850	$2,700
Total	$5,953,995	$5,165,940
•
Audit fees were for professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the Securities and Exchange Commission.

•
Audit related fees were for audits and reviews not required under securities laws, as well as accounting consultations, and other assurance-related services such as statutory interim reviews and carve-out audits.

•	Tax fees were for professional services related to tax compliance and tax consulting services, including assistance with tax audits.
•	All other fees were for technical research software license fees and non-audit services.
The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. Our policies prohibit Ecovyst from engaging PwC to provide any non-audit services prohibited by applicable Securities and Exchange Commission rules. In addition, we evaluate whether Ecovyst’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence and objectivity. After review of the non-audit services provided, we concluded that PwC’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. We are asking stockholders to ratify this appointment. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The Board recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.
2022 PROXY STATEMENT	61

OTHER INFORMATION
Stockholder Proposals for the 2023 Annual Meeting
Our stockholders may submit a proposal to be considered for a vote at our 2023 annual meeting of stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
Under Rule 14a-8, a stockholder who intends to present a proposal at the 2023 annual meeting of stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 30, 2022. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355, Attn: Secretary.
In addition, a stockholder may nominate a director or present any other proposal at the 2023 annual meeting of stockholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our Bylaws by providing written notice of the nomination or proposal to our Secretary no earlier than January 26, 2023 and no later than February 25, 2023. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Bylaws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Bylaws.
Annual Report on Form 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2021 is available without charge to each stockholder, upon written request to the Secretary at our principal executive offices at 300 Lindenwood Drive, Malvern, Pennsylvania 19355 and is also available by clicking “SEC Filings” in the Investors section of our website, www.ecovyst.com.
Stockholder Account Maintenance
Our transfer agent is American Stock Transfer and Trust Company, LLC (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Ecovyst stock and similar issues, can be handled by calling AST toll-free at (800) 937-5449 or by accessing AST’s website at www.astfinancial.com.
Householding of Proxy Materials
Like many other companies, brokers, banks, and nominee record holders, Ecovyst participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and 2021 Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the Securities and Exchange Commission as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Secretary at Ecovyst Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355 or call us at (610) 651-4400. If you receive multiple copies of our Proxy Statement and 2021 Annual Report at your household and wish to receive only one, please notify your broker or contact our Secretary.
Other Matters
At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
62	2022 PROXY STATEMENT

YOUR CATALYST FOR POSITIVE CHANGE™

ecovyst™

Ecovyst Inc.
300 Lindenwood Drive
Malvern, PA 19355-1740
(484) 617-1200

www.ecovyst.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to – **www.virtualshareholdermeeting.com/ECVT2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 25, 2022 for shares held directly and by 11:59 P.M. ET on May 23, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Bryan K. Brown 02) Robert Coxon 03) Mark McFadden 04) Susan F. Ward

The Board of Directors recommends you vote FOR the following Proposals 2 and 3:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid by Ecovyst Inc. to its named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as Ecovyst Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

ECOVYST INC.
Annual Meeting of Stockholders
May 26, 2022 9:00 a.m. ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints JOSEPH S. KOSCINSKI and WILLIAM J. SICHKO, JR., and each of them (with full power to act alone), as proxies of the undersigned with all the powers the undersigned would possess if present during the 2022 Annual Meeting, and with full power of substitution in each of them to appear, represent and vote all shares of common stock of Ecovyst Inc. which the undersigned would be entitled to vote at the 2022 Annual Meeting of Stockholders, to be conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2022 on Thursday, May 26, 2022 at 9 a.m. (ET), and at any adjournment or postponement thereof.

If the undersigned is a participant in the Ecovyst Inc. Savings Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the 2022 Annual Meeting and at any adjournment or postponement thereof. If timely instructions are not received by the trustee, the trustee will vote all such shares of stock at the 2022 Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The Board of Directors recommends a vote FOR the election of all director nominees, FOR Proposal 2 and FOR Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

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